EXHIBIT 4.24


                                 $600,000,000

                               CREDIT AGREEMENT

                         Dated as of August 21, 1996

                                  Among

                      CROMPTON & KNOWLES CORPORATION,
                   CROMPTON & KNOWLES COLORS INCORPORATED,
                         DAVIS-STANDARD CORPORATION,
                     INGREDIENT TECHNOLOGY CORPORATION,
                                     and
                    UNIROYAL CHEMICAL COMPANY, INC.

                            as Borrowers

                               and

               THE INITIAL LENDERS, INITIAL ISSUING BANKS AND
                    SWING LINE BANK NAMED HEREIN

         as Initial Lenders, Initial Issuing Banks and Swing Line
                                Bank

                                  and

                     CITICORP SECURITIES, INC.

                           as Arranger

                              and

                        CITICORP USA, INC.

                          as Agent

                             and

                   THE CHASE MANHATTAN BANK

                     as Managing Agent

                               TABLE OF CONTENTS


Section
 Page

                                  ARTICLE I

                      DEFINITIONS AND ACCOUNTING TERMS

1.01.  Certain Defined Terms                                2
1.02.  Computation of Time Periods                         31
1.03.  Accounting Terms                                    31

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES
                          AND THE LETTERS OF CREDIT

2.01.  The Advances                                        32
2.02.  Making the Advances                                 35
2.03.  Issuance of and Drawings and Reimbursement Under
        Letters of Credit                                  38
2.04.  Repayment of Advances                               40
2.05.  Termination or Reduction of the Commitments         42
2.06.  Prepayments                                         43
2.07.  Interest                                            44
2.08.  Fees                                                45
2.09.  Conversion of Advances                              46
2.10.  Increased Costs, Etc.                               47
2.11.  Payments and Computations                           48
2.12.  Taxes                                               50
2.13.  Sharing of Payments, Etc.                           53
2.14.  Use of Proceeds                                     53
2.15.  Defaulting Lenders                                  54

                               ARTICLE III

                          CONDITIONS OF LENDING

3.01.  Conditions Precedent to Initial Extension of Credit 56
3.02.  Conditions Precedent to Each Borrowing and Issuance 64
3.03.  Determinations Under Section 3.01                   65

                          ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES

4.01.  Representations and Warranties of the Borrowers     65

                           ARTICLE V

                 COVENANTS OF THE BORROWERS

5.01.  Affirmative Covenants                               71
5.02.  Negative Covenants                                  77
5.03.  Reporting Requirements                              87
5.04.  Financial Covenants                                 90

                           ARTICLE VI

                      EVENTS OF DEFAULT

6.01.  Events of Default                                    92
6.02.  Actions in Respect of the Letters of Credit upon
       Default                                              96
6.03.  Actions in Respect of Working Capital B-1 Commitments
       Reserved Pursuant to Section 2.01(g)                 96

                         ARTICLE VII

                          THE AGENT

7.01.  Authorization and Action                             97
7.02.  Agent's Reliance, Etc.                               97
7.03.  Citicorp and Affiliates                              98
7.04.  Lender Party Credit Decision                         98
7.05.  Indemnification                                      98
7.06.  Successor Agents                                     99

                                ARTICLE VIII

                             MISCELLANEOUS

8.01.  Amendments, Etc.                                    101
8.02.  Notices, Etc.                                       102
8.03.  No Waiver; Remedies                                 102
8.04.  Costs and Expenses                                  102
8.05.  Right of Set-off                                    104
8.06.  Binding Effect                                      105
8.07.  Assignments and Participations                      105
8.08.  Execution in Counterparts                           108
8.09.  No Liability of the Issuing Banks                   108
8.10.  Release of Collateral                               109
8.11.  Confidentiality                                     109
8.12.  Jurisdiction, Etc.                                  110
8.13.  Governing Law                                       110
8.14.  Waiver of Jury Trial                                111


SCHEDULES

Schedule I- Commitments and Applicable Lending Offices
Schedule II-Subsidiary Guarantors
Schedule III-Minor Subsidiaries
Schedule 2.03(e)-Existing Letters of Credit
Schedule 3.01(d)-Surviving Debt
Schedule 3.01(f)-Disclosed Litigation
Schedule 3.01(k)(xx)-Local Counsel
Schedule 4.01(b)-Subsidiaries
Schedule 4.01(d)-Authorizations, Approvals, Actions, Notices and
Filings
Schedule 4.01(o)-Environmental Disclosure
Schedule 4.01(t)-Existing Debt
Schedule 4.01(w)-Material Subsidiaries
Schedule 5.02(a)-Existing Liens
Schedule 5.02(f)-Investments

EXHIBITS

Exhibit A-1-Form of Working Capital A Note
Exhibit A-2-Form of Working Capital B-1 Note
Exhibit A-3-Form of Working Capital B-2 Note
Exhibit B-Form of Notice of Borrowing
Exhibit C-Form of Assignment and Acceptance
Exhibit D-1-Form of Crompton Security Agreement
Exhibit D-2-Form of Uniroyal Security Agreement
Exhibit D-3-Form of Louisiana Undertaking
Exhibit E-1-Form of Parent Guaranty
Exhibit E-2-Form of Subsidiary Guaranty
Exhibit F-1-Form of Opinion of Counsel for the Loan Parties
Exhibit F-2-Form of Opinion of General Counsel to Crompton Corp.
and its Subsidiaries
Exhibit F-3-Form of Opinion of General Counsel to Crompton Corp.
and its Subsidiaries
Exhibit G-Form of Solvency Certificate

                       CREDIT AGREEMENT


      CREDIT AGREEMENT dated as of August 21, 1996 among CROMPTON & KNOWLES CORPORATION, a Massachusetts corporation ("Crompton Corp."), CROMPTON & KNOWLES COLORS INCORPORATED, a Delaware corporation ("Crompton Colors"), DAVIS-STANDARD CORPORATION, a Delaware corporation ("Davis-Standard"), INGREDIENT TECHNOLOGY CORPORATION, a Delaware corporation ("ITC" and, together with Crompton Corp., Crompton Colors and Davis-Standard, the "Crompton Borrowers"), UNIROYAL CHEMICAL COMPANY, INC., a New Jersey corporation ("Uniroyal" or the "Uniroyal Borrower" and, together with the Crompton Borrowers, the "Borrowers"), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the "Initial Lenders"), the Initial Issuing Banks (the "Initial Issuing Banks") and the Swing Line Bank (as hereinafter defined), CITICORP SECURITIES, INC., as Arranger (the "Arranger"), CITICORP USA, INC. ("Citicorp"), as agent (together with any successor appointed pursuant to Article VII, the "Agent") for the Lender Parties (as hereinafter defined), and THE CHASE MANHATTAN BANK, as Managing Agent.


PRELIMINARY STATEMENTS:

    (1) Each of Crompton Colors, Davis-Standard and ITC is a wholly owned Subsidiary (as hereinafter defined) of Crompton
Corp.

    (2) Pursuant to the Agreement and Plan of Merger dated as of April 30, 1996 (as amended, supplemented or otherwise modified in accordance with its terms, to the extent permitted in accordance with the Loan Documents (as hereinafter defined), the "Merger Agreement") between Crompton Corp. and Uniroyal Chemical Corporation, a Delaware corporation ("Uniroyal Corp."), Crompton Corp. has agreed to consummate a merger (the "Merger") with Uniroyal Corp. through Tiger Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Crompton Corp. in which Uniroyal Corp. will be the surviving corporation.

    (3) The Borrowers have requested that, immediately upon the consummation of the Merger, the Lender Parties lend to the Borrowers up to $600,000,000 to pay transaction fees and expenses incurred in connection with the Merger and that, from time to time, the Lender Parties lend to the Borrowers and issue Letters of Credit for the account of the Borrowers to redeem or repurchase public Debt (as hereinafter defined) of Uniroyal and Uniroyal Corp. and for other general corporate purposes, including, without limitation, to finance permitted acquisitions and Capital Expenditures (as hereinafter defined) and to provide working capital for the Borrowers and their respective Subsidiaries. The Lender Parties have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                  ARTICLE I

                      DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Advance" means a Working Capital Advance, a Swing Line Advance or a Letter of Credit Advance.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

"Agent" has the meaning specified in the recital of parties to this Agreement.

"Agent's Account" means the account of the Agent maintained by the Agent with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 3885-8061,
Attention:  Alexandra Lozovsky.

"Applicable Lending Office" means, with respect to each Lender
Party, such Lender Party's Domestic Lending Office in the case of a Base Rate Advance and such Lender Party's Eurodollar Lending
Office in the case of a Eurodollar Rate Advance.

"Applicable Margin" means (a) from the date hereof until December
31, 1996, 0.0% per annum for Base Rate Advances and 0.875% per annum for Eurodollar Rate Advances and (b) thereafter, a percentage per annum determined by reference to the Total
Debt/EBITDA Ratio as set forth below:

Total Debt/EBITDA Ratio     Base Rate Advances      Eurodollar
Rate Advances

Level I

less than or equal to
 2.0:1.0                         0.0%                     0.375%

Level II

greater than 2.0:1.0,
but less than or
equal to 2.5:1.0                 0.0%                     0.500%

Level III
greater than 2.5:1.0,
but less than or
equal to 3.0:1.0                   0.0%
0.625%

Level IV

greater than 3.0:1.0,
but less than or
equal to 3.5:1.0                   0.0%
0.750%

Level V

greater than 3.5:1.0,
but less than or
equal to 4.0:1.0                  0.0%
0.875%

Level VI

greater than 4.0:1.0              0.0%
1.000%

The Applicable Margin for each Advance shall be determined by reference to the Total Debt/EBITDA Ratio in effect from time to time; provided, however, that, at any date of determination of the Applicable Margin, if the relevant Financial Statements shall not have been delivered to the Agent and the Lender Parties by such date and Crompton Corp. shall have delivered to the Agent a certificate setting forth Crompton Corp.'s good faith estimate of the Total Debt/EBITDA Ratio for the immediately preceding Rolling Period, the Applicable Margin shall be determined by reference to such good faith estimate of the Total Debt/EBITDA Ratio, provided further that if, upon delivery by Crompton Corp. of such Financial Statements, such Financial Statements indicate that such estimate of the Total Debt/EBITDA Ratio was incorrect and, as a result thereof, the Applicable Margin was too low at such date of determination, such Applicable Margin shall be increased, as appropriate, with retroactive effect to the beginning of the Rolling Period during which such date of determination occurred, and the applicable Borrower shall immediately pay to the Agent for the account of the Lender Parties all additional interest due by reason of such increased Applicable Margin.

"Applicable Percentage" means (a) from the date hereof until December 31, 1996, 0.25% per annum for commitment fees, 0.625% per annum for Trade Letter of Credit fees and 0.875% per annum for Standby Letter of Credit fees and (b) thereafter, a percentage per annum determined by reference to the Total Debt/EBITDA Ratio as set forth below:

Total Debt/EBITDA Ratio  Commitment  Trade Letter  Standby Letter
                           Fees    of Credit Fees of Credit Fees
Level I

less than or equal to 2.0:1.0  0.125%    0.125%         0.375%

Level II

greater than 2.0:1.0,
but less than or
equal to 2.5:1.0          0.150%        0.250%           0.500%

Level III

greater than 2.5:1.0,
but less than or
equal to 3.0:1.0          0.175%       0.375%           0.625%

Level IV
greater than 3.0:1.0,
but less than or
equal to 3.5:1.0          0.250%       0.500%           0.750%

Level V
greater than 3.5:1.0,
but less than or
equal to 4.0:1.0           0.250%       0.625%          0.875%

Level VI

greater than 4.0:1.0       0.375%      0.750%           1.000%

The Applicable Percentage shall be determined by reference to the Total Debt/EBITDA Ratio in effect from time to time; provided, however, that, at any date of determination of the Applicable Percentage, if the relevant Financial Statements shall not have been delivered to the Agent and the Lender Parties by such date and Crompton Corp. shall have delivered to the Agent a certificate setting forth Crompton Corp.'s good faith estimate of the Total Debt/EBITDA Ratio for the immediately preceding Rolling Period, the Applicable Percentage shall be determined by reference to such good faith estimate of the Total Debt/EBITDA Ratio, provided further that if, upon delivery by Crompton Corp. of such Financial Statements, such Financial Statements indicate that such estimate of the Total Debt/EBITDA Ratio was incorrect and, as a result thereof, the Applicable Percentage was too low at such date of determination, such Applicable Percentage shall be increased, as appropriate, with retroactive effect to the beginning of the Rolling Period during which such date of determination occurred, and the applicable Borrower shall immediately pay to the Agent for the account of the Lender Parties all additional fees due by reason of such increased Applicable Percentage.

"Appropriate Lender" means, at any time, with respect to (a) any of the Working Capital Facilities, a Lender that has a Commitment with respect to such Facility at such time, (b) either of the Letter of Credit Facilities, (i) any Issuing Bank that has a Commitment with respect to such Facility at such time and (ii) if other Working Capital Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Working Capital Lender and (c) either of the Swing Line Facilities, (i) the Swing Line Bank and (ii) if other Working Capital Lenders have made Swing Line Advances pursuant to
Section 2.02(b) that are outstanding at such time, each such other Working Capital Lender.

"Arranger" has the meaning specified in the recital of parties to this Agreement.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.
"Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

"Available Cash Flow" means, for any Fiscal Year, an amount equal to the sum of (a) Operating Cash Flow for the previous Fiscal Year, (b) the amount of Capital Expenditures permitted to be made in the previous Fiscal Year pursuant to Section 5.02(n) less the amount of Capital Expenditures actually made during the previous Fiscal Year, (c) the amount of dividends permitted to be paid by Crompton Corp. in the previous Fiscal Year pursuant to Section 5.02(g) less the amount of such dividends actually paid during the previous Fiscal Year, (d) the aggregate amount of Net Cash Proceeds from the sale or other disposition of assets pursuant to clause (iii) or (vi) (to the extent not used permanently to prepay Debt or to make Capital Expenditures) of Section 5.02(e) during the previous Fiscal Year and (e) $100,000,000.

"Bank Hedge Agreement" means any Hedge Agreement required or permitted under Article V that is entered into by and between any Borrower and any Hedge Bank.

"Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

(b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

(c) 1/2 of one percent per annum above the Federal Funds Rate.

"Base Rate Advance" means an Advance that bears interest as provided in Section2.07(a)(i).
"Borrower's Account" means, with respect to any Borrower, the account of such Borrower maintained by such Borrower with Citibank at its office at 399 Park Avenue, NewYork, NewYork
10043, which account is, in the case of Crompton Color, Account
No. 4070-6438, in the case of Crompton Corp., Account No. 4070-6411, in the case of Davis-Standard, Account No. 4070-6462, in the case of ITC, Account No. 4070-6446, and in the case of Uniroyal, Account No. 4049-8376.

"Borrowers" has the meaning specified in the recital of parties to this Agreement.

"Borrowing" means a Working Capital Borrowing or a Swing Line
Borrowing.

"Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate
Advances, on which dealings are carried on in the London interbank market.

"Capital Expenditures" means, for any Person for any period and without duplication, the sum of (a) all expenditures (including, without limitation, expenditures for environmental remediation) made, directly or indirectly, by such Person during such period for equipment, fixed or capital assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures but excluding (x) expenditures made in connection with the replacement or restoration of assets, to the extent such replacement or restoration is financed out of insurance proceeds paid on account of the loss of or damage to the assets so replaced or restored and (y) interest capitalized during construction; provided, however, that notwithstanding anything contained herein, Capital Expenditures shall not include any Investments.

"Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

"Cash Equivalents" means any of the following, to the extent owned by any Borrower or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause(c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c)commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P. "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

"CERCLIS" means the Comprehensive Environmental Response,
Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

"Citibank" means Citibank, N.A.

"Citibank Seoul" means Citibank, N.A., Seoul Branch.

"Citicorp" has the meaning specified in the recital of parties to this Agreement.

"Collateral" means all "Collateral" referred to in the Collateral
Documents and all other property that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the Secured Parties.

"Collateral Documents" means the Security Agreement, the
Louisiana Undertaking, the Blocked Account Letters (as defined in the Uniroyal Security Agreement) and any other agreement that creates or purports to create a Lien in favor of the Agent for the benefit of the Secured Parties.

"Collateral Release Date" means the earliest of (a) the latest of
(i) the Termination Date, (ii) the payment in full of the Obligations of the Loan Parties under the Loan Documents (other than any indemnities) and (iii) the termination or expiration of all Bank Hedge Agreements, (b) the date on which the Agent receives evidence satisfactory to it that a Debt Rating of
(i) BBB- or above from S&P and Ba1 or above from Moody's or (ii) Baa3 or above from Moody's and BB+ or above from S&P, in either case shall have been in effect continuously for three months and is then in effect, provided that Crompton Corp. shall not have been placed on "credit watch" with negative implications (or any like designation by S&P or Moody's from time to time) by either S&P or Moody's during such three-month period, and (c) the date on which the Agent receives evidence satisfactory to it that the Total Debt/EBITDA Ratio for the two Rolling Periods then most recently ended shall be less than or equal to 3.0:1.0 and the Interest Coverage Ratio for the two Rolling Periods then most recently ended shall be greater than or equal to 3.0:1.0, provided that in any event no Default shall have occurred and shall be continuing on such date.

"Commitment" means a Working Capital A Commitment, a Working
Capital B-1 Commitment, a Working Capital B-2 Commitment or a
Letter of Credit Commitment.

"Confidential Information" means information that any Borrower furnishes to the Agent or any Lender Party in a writing designated as confidential but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Agent or any Lender Party of its obligations hereunder or that is or becomes available to the Agent or such Lender Party from a source other than a Borrower that is not, to the best of the Agent's or such Lender Party's knowledge, acting in violation of a confidentiality agreement with any Borrower.

"Consolidated" refers to the consolidation of accounts in accordance with GAAP.
"Conversion", "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other
Type pursuant to Section 2.09 or 2.10.

"Crompton Borrowers" has the meaning specified in the recital of parties to this Agreement.

"Crompton Colors" has the meaning specified in the recital of parties to this Agreement.

"Crompton Corp." has the meaning specified in the recital of parties to this Agreement.

"Crompton Guarantors" means the Subsidiaries of Crompton Corp. listed on Part I of Schedule II hereto and each other Subsidiary of Crompton Corp. (other than, in any event, Uniroyal Corp. and its Subsidiaries) that shall be required to execute and deliver a guaranty pursuant to Section 5.01(k) or 5.01(l)(v).

"Crompton Security Agreement" has the meaning specified in
Section 3.01(k)(vii).

"Davis-Standard" has the meaning specified in the recital of parties to this Agreement.

"Daylight Overdraft Bank" means Citibank.

"Daylight Overdraft Documents" means those documents and agreements entered into from time to time by the Daylight
Overdraft Bank and any Loan Party, evidencing or relating to the Debt referred to in Section 5.02(b)(iii)(F).

"Debt" of any Person means, without duplication, (a)all indebtedness of such person for borrowed money, (b)all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days (unless the subject of a bona fide dispute) incurred in the ordinary course of such Person's business),
(c)all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d)all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e)all Obligations of such Person as lessee under Capitalized Leases,
(f)all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g)all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h)all Obligations of such Person in respect of Hedge Agreements, (i)all Debt of others referred to in clauses(a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i)to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt,
(ii)to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii)to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or
(iv)otherwise to assure a creditor against loss, and (j)all Debt referred to in clauses(a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

"Debt Rating" means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by Crompton Corp. or, if applicable, the rating assigned in writing by either S&P or Moody's, as the case may be, as the "implied rating" of Crompton Corp.'s non-credit enhanced long-term senior unsecured Debt, provided that for purposes of the foregoing, if S&P or Moody's shall change the basis on which ratings are established, each reference to the Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"Defaulted Advance" means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to any Borrower pursuant to Section2.01 or 2.02 at or prior to such time which has not been made by such Lender Party or the Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

"Defaulted Amount" means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) any Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank, (c) the Agent pursuant to Section 2.02(e) to reimburse the Agent for the amount of any Advance made by the Agent for the account of such Lender Party,
(d)any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e)the Agent or any Issuing Bank pursuant to Section 7.05 to reimburse the Agent or such Issuing Bank for such Lender Party's ratable share of any amount required to be paid by the Lender Parties to the Agent or such Issuing Bank as provided therein.
In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

"Defaulting Lender" means, at any time, any Lender Party that, at such time, (a)owes a Defaulted Advance or a Defaulted Amount or
(b)shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

"Disclosed Litigation" has the meaning specified in
Section 3.01(f).

"Domestic Lending Office" means, with respect to any Lender Party, the office of such Lender Party specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to Crompton Corp. and the Agent.

"Domestic Subsidiary" of Crompton Corp. means any Subsidiary of
Crompton Corp. other than a Foreign Subsidiary.

"EBITDA" means, for any period, net income (or net loss) calculated before the cumulative effect of accounting changes plus the sum of (a) interest expense, (b) income tax expense, (c) extraordinary losses included in net income, (d)depreciation expense, (e)amortization expense, (f)all foreign currency losses less foreign currency gains (but only to the extent such foreign currency gains do not exceed such foreign currency losses), (g) non-recurring expenses incurred in connection with the Merger in an amount not to exceed $70,000,000 in the aggregate and (h) non-recurring restructuring charges in an amount not to exceed
$20,000,000 in any Fiscal Year or $50,000,000 in the aggregate after the Effective Date less extraordinary gains included in net income, determined on a Consolidated basis in accordance with GAAP for such period.

"Effective Date" means the first date on which the conditions set forth in Article III are satisfied.

"Eligible Assignee" means (a) with respect to any Facility (other than the Letter of Credit Facilities), (i)a Lender; (ii) an Affiliate of a Lender; and (iii)any other Person approved by the Agent and Crompton Corp., such approval not to be unreasonably withheld or delayed, and (b)with respect to the Letter of Credit Facilities, any Person approved by the Agent and Crompton Corp., such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

"Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a)by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b)by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

"Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

"ERISA Event" means (a) (i)the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11),
(12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;
(b) the application for a minimum funding waiver with respect to a Plan; (c)the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e)the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f)the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g)the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h)the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

"Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve
System, as in effect from time to time.

"Eurodollar Lending Office" means, with respect to any Lender Party, the Office of such Lender Party specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to Crompton Corp. and the Agent.

"Eurodollar Rate" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to Citibank's Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period (or, if Citibank shall not have such a Eurodollar Rate Advance, $1,000,000) and for a period equal to such Interest Period by
(b)a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

"Eurodollar Rate Advance" means an Advance that bears interest as provided in Section2.07(a)(ii).

"Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

"Events of Default" has the meaning specified in Section 6.01.

"Existing Debt" means Debt of the Borrowers and their respective
Subsidiaries outstanding immediately before giving effect to the Merger.

"Existing Letters of Credit" has the meaning specified in Section
2.03(e).

"Facility" means any of any Working Capital Facility, either
Swing Line Facility or either Letter of Credit Facility.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
"Financial Statements" means, at any time, the most recent financial statements furnished or required to be furnished by Crompton Corp. to the Agent and the Lender Parties pursuant to
Section 5.03(b) or (c), as the case may be.

"Fiscal Year" means a fiscal year of Crompton Corp. and its Consolidated Subsidiaries ending on or about December 31 in any calendar year.

"Foreign Exchange Agreements" means currency swap agreements, currency future or option contracts and other similar agreements other than contracts or agreements under which neither any Loan Party nor any of its Subsidiaries has any obligation that may require payment in the future.

"Foreign Subsidiary" of Crompton Corp. means (a) solely for purposes of Section 5.02(a), (b), (d), (e) and (f), Uniroyal Chemical International Company, Gustafson International Company and Uniroyal Chemical Company Limited and (b) in all instances, any Subsidiary of Crompton Corp. (i) which is not incorporated in the United States and (ii)(A) substantially all of whose assets and properties are located, or substantially all of whose business is carried on, outside of the United States or (B) substantially all of whose assets consist of Subsidiaries that are Foreign Subsidiaries as defined in clauses (i) and (ii)(A) of this definition.

"GAAP" has the meaning specified in Section 1.03.

"Guaranties" means the Parent Guaranty, the Subsidiary Guaranty and any other guaranty delivered pursuant to Section 5.01(k) or 5.01(l)(v).

"Guarantors" means Crompton Corp. and the Subsidiary Guarantors.

"Hazardous Materials" means (a)petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b)any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

"Hedge Agreements" means, collectively, Interest Rate Swap
Agreements, Foreign Exchange Agreements and agreements designed to manage the total cost of publicly traded Debt obligations of the Borrowers.

"Hedge Bank" means any Lender Party or any of its Affiliates in its capacity as a party to a Bank Hedge Agreement.

"Indemnified Party" has the meaning specified in Section 8.04(b).

"Information Memorandum" means the information memorandum dated
June 1996 used by the Arranger in connection with the syndication of the Commitments.

"Initial Extension of Credit" means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

"Initial Issuing Banks" has the meaning specified in the recital of parties to this Agreement.

"Initial Lenders" has the meaning specified in the recital of parties to this Agreement.

"Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section
4001(a)(18) of ERISA.

"Interest Coverage Ratio" means, at any date of determination, the ratio of Consolidated EBITDA to interest payable on, and amortization of debt discount in respect of, all Debt (including, without limitation, the interest component of Capitalized Leases), in each case of Crompton Corp. and its Subsidiaries for the immediately preceding Rolling Period.

"Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower requesting such Borrowing or Conversion pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as such Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)such Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b)Interest Periods commencing on the same date for Eurodollar
Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

"Interest Rate Swap Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements other than contracts or agreements under which neither any Loan Party nor any of its Subsidiaries has any obligation that may require payment in the future.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Inventory" has the meaning specified in Section 1 of the Uniroyal Security Agreement.

"Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of all or substantially all of the assets of any business of such Person or any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of "Debt" in respect of such Person.

"Issuing Banks" means (a) with respect to the Letter of Credit A Facility, each Initial Issuing Bank that has a Letter of Credit A Commitment set forth opposite its name on Schedule I hereto and any other Working Capital A Lender approved as an Issuing Bank by the Agent and, so long as no Default shall have occurred and be continuing, by Crompton Corp. (such approval not to be unreasonably withheld or delayed) and each Eligible Assignee to which a Letter of Credit A Commitment hereunder has been assigned pursuant to Section 8.07 and (b) with respect to the Letter of Credit B-1 Facility, each Initial Issuing Bank that has a Letter of Credit B-1 Commitment set forth opposite its name on Schedule I hereto and any other Working Capital B-1 Lender approved as an Issuing Bank by the Agent and, so long as no Default shall have occurred and be continuing, by Crompton Corp. (such approval not to be unreasonably withheld or delayed) and each Eligible Assignee to which a Letter of Credit B-1 Commitment hereunder has been assigned pursuant to Section 8.07 so long as, in each case, each such Lender or Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Agent in the Register).

"ITC" has the meaning specified in the recital of parties to this Agreement.

"L/C Cash Collateral Account" has the meaning specified in the Security Agreement.

"L/C Related Documents" has the meaning specified in
Section 2.04(e)(ii).

"Lender Party" means any Lender, any Issuing Bank or the Swing
Line Bank.

"Lenders" means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07.

"Letter of Credit" has the meaning specified in Section 2.01(f).

"Letter of Credit A Commitment" means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank's name on Schedule I hereto under the caption "Letter of Credit A Commitment" or, if such Issuing Bank has entered into one or more Assignments and Acceptances, set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(d) as such Issuing Bank's "Letter of Credit A Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

"Letter of Credit A Facility" means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks' Letter of Credit A Commitments at such time and (b) $50,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

"Letter of Credit Advance" means an advance made by any Issuing
Bank or any Appropriate Lender pursuant to Section 2.03(c).

"Letter of Credit Agreement" has the meaning specified in Section
2.03(a).

"Letter of Credit B-1 Commitment" means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank's name on Schedule I hereto under the caption "Letter of Credit B-1 Commitment" or, if such Issuing Bank has entered into one or more Assignments and Acceptances, set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(d) as such Issuing Bank's "Letter of Credit B-1 Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

"Letter of Credit B-1 Facility" means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks' Letter of Credit B-1 Commitments at such time and (b) $20,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

"Letter of Credit Commitment" means a Letter of Credit A
Commitment or a Letter of Credit B-1 Commitment.

"Letter of Credit Facility" means the Letter of Credit A Facility or the Letter of Credit B-1 Facility.

"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

"Loan Documents" means (a) for purposes of this Agreement and the Notes and any amendment, supplement or modification hereof or thereof and for all other purposes other than for purposes of the Guaranties and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents and (v) each Letter of Credit Agreement and (b) for purposes of the Guaranties and the Collateral Documents, (i) this Agreement,
(ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) each Letter of Credit Agreement, (vi) each Bank Hedge Agreement and (vii) the Daylight Overdraft Documents, in each case as amended, supplemented or otherwise modified from time to time.

"Loan Parties" means the Borrowers and the Guarantors.
"Louisiana Undertaking" has the meaning specified in Section
3.01(k)(xiv).

"Margin Stock" has the meaning specified in Regulation U.

"Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of (a) Crompton Corp. and its Subsidiaries, taken as a whole, (b) Crompton Corp. and its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries), taken as a whole, or (c) Uniroyal and its Subsidiaries, taken as a whole.

"Material Adverse Effect" means a material adverse effect on
(a)the business, condition (financial or otherwise), operations, performance, properties or prospects of (i) Crompton Corp. and its Subsidiaries, taken as a whole, (ii) Crompton Corp. and its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries), taken as a whole, or (iii) Uniroyal and its Subsidiaries, taken as a whole, (b)the rights and remedies of the Agent or any Lender Party under any Loan Document or Related Document or (c)the ability of any Loan Party to perform its Obligations under any Loan Document or Related Document to which it is or is to be a party.

"Material Subsidiary" means, at any time, a Subsidiary of Crompton Corp. having at least $10,000,000 in assets on a Consolidated basis (determined as of the last day of the most recent fiscal quarter of Crompton Corp.) or at least $20,000,000 in revenues, on a Consolidated basis, for the 12-month period ending on the last day of the most recent fiscal quarter of Crompton Corp.; provided, however, that any Subsidiary formed or acquired after the last day of the most recent fiscal quarter of Crompton Corp. that would have been a Material Subsidiary if it had been formed or acquired on or prior to the last day of such fiscal quarter shall be a Material Subsidiary for purposes hereof from and after the date of its formation or acquisition.

"Merger" has the meaning specified in the Preliminary Statements.

"Merger Agreement" has the meaning specified in the Preliminary
Statements.

"Minor Subsidiaries" means those Subsidiaries of Crompton Corp.
listed on Schedule III hereto.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA
Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

"Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a)is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

"Naugatuck" means Naugatuck Treatment Company, a Connecticut corporation.
"Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance of any Debt or capital stock or other ownership or profit interest, any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights, options or other securities to acquire capital stock or other ownership or profit interest by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a)reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions and (b)the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (b) but for the fact that at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Person may deduct an amount equal to the amount reserved in accordance with GAAP for such Person's reasonable estimate of such taxes, other than taxes for which such Person is indemnified; provided further, however, that if the amount deducted pursuant to clause
(b) above is greater than the amount actually so paid, the amount of such excess shall constitute Net Cash Proceeds.

"Note" means a Working Capital A Note, a Working Capital B-1 Note or a Working Capital B-2 Note.

"Notice of Borrowing" has the meaning specified in Section
2.02(a).

"Notice of Issuance" has the meaning specified in
Section 2.03(a).

"Notice of Swing Line Borrowing" has the meaning specified in
Section 2.02(b).

"NPL" means the National Priorities List under CERCLA.

"Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section6.01(f). Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a)the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b)the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

"OECD" means the Organization for Economic Cooperation and Development.
"Operating Cash Flow" means, for any Fiscal Year, an amount equal to "cash flow from operations" for such Fiscal Year as set forth on the statement of cash flows furnished for such Fiscal Year pursuant to Section 5.03(c) less scheduled principal amounts of Debt paid or to be paid (other than in connection with the refinancing or replacement of any Surviving Debt) by Crompton Corp. and its Subsidiaries during such Fiscal Year.

"Other Taxes" has the meaning specified in Section 2.12(b).

"Parent Guaranty" has the meaning specified in Section
3.01(k)(ix).

"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency or entity performing substantially the same functions.

"Permitted Liens" has the meaning specified in Section
5.02(a)(ii).

"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Plan" means a Single Employer Plan or a Multiple Employer Plan.

"Pledged Debt" has the meaning specified in the Security
Agreement.

"Pro Rata Share" of any amount means (a) with respect to any Working Capital A Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Working Capital A Commitment at such time and the denominator of which is the Working Capital A Facility at such time, (b) with respect to any Working Capital B-1 Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Working Capital B-1 Commitment at such time and the denominator of which is the Working Capital B-1 Facility and (c) with respect to any Working Capital B-2 Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Working Capital B-2 Commitment at such time and the denominator of which is the Working Capital B-2 Facility.

"Receivables" has the meaning specified in Section 1 of the Uniroyal Security Agreement.

"Receivables Securitization" has the meaning specified in Section
5.02(e).

"Register" has the meaning specified in Section 8.07(d).

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Related Documents" means the Merger Agreement, the Uniroyal Indentures, the Uniroyal Senior Notes, the Uniroyal Corp. Senior Notes, the Uniroyal Corp. Senior Subordinated Notes and the Uniroyal Corp. Subordinated Discount Notes and the Tax Agreement.

"Required Lenders" means at any time Lenders owed or holding at least 51% of the sum of the aggregate Working Capital A Commitments, Working Capital B-1 Commitments and Working Capital B-2 Commitments at such time, or, if the Working Capital A Commitments, Working Capital B-1 Commitments and Working Capital B-2 Commitments have been terminated, 51% of the sum of the aggregate outstanding Working Capital A Advances, Working Capital B-1 Advances and Working Capital B-2 Advances at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate amount of the Working Capital A Commitment, Working Capital B-1 Commitment and Working Capital B-2 Commitment of such Lender at such time.

"Responsible Officer" means any officer of any Loan Party or any of its Subsidiaries.

"Rolling Period" means, with respect to any fiscal quarter of Crompton Corp. and its Subsidiaries, such fiscal quarter and the three consecutive immediately preceding fiscal quarters.

"S&P" means Standard & Poor's Rating Group, a division of The
McGraw-Hill Companies.

"Secured Parties" means the Agent, the Lender Parties, the Hedge
Banks and the Daylight Overdraft Bank.

"Security Agreement" has the meaning specified in Section
3.01(k)(viii).

"Seoul Guaranty" means the guaranty made by the Uniroyal Borrower in favor of Citibank Seoul, which has issued bank guaranties of the obligations of Unikor Chemical Inc. (Korea), a joint venture 50% owned by the Uniroyal Borrower, to certain banks organized and located in Korea.

"Seoul Guaranty Amount" means a fluctuating dollar amount equal to the amount of the Uniroyal Borrower's obligations under the Seoul Guaranty, not to exceed $2,000,000 or such other amount (not to exceed, in any event, $5,000,000) as agreed from time to time by Citibank, the Uniroyal Borrower and the Agent.

"Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b)was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

"Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a)the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b)the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c)such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d)such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Specified Amount" means the aggregate amount of the Working Capital B-2 Commitments on the "Change of Control Purchase Date" (as defined in the Uniroyal Indentures), after giving effect to any reduction of such Commitments on or prior to such date pursuant to Section 2.05(a).

"Standby Letter of Credit" means any Letter of Credit issued under either Letter of Credit Facility, other than a Trade Letter of Credit.

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a)the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b)the interest in the capital or profits of such partnership, joint venture or limited liability company or (c)the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

"Subsidiary Guarantors" means the Crompton Guarantors and the Uniroyal Guarantors.

"Subsidiary Guaranty" has the meaning specified in Section
3.01(k)(x).

"Surviving Debt" has the meaning specified in Section 3.01(d).

"Swing Line A Advance" means an advance made by (a) the Swing
Line Bank pursuant to Section 2.01(d) or (b)any Working Capital A
Lender pursuant to Section 2.02(b).

"Swing Line A Borrowing" means a borrowing consisting of a Swing
Line A Advance made by the Swing Line Bank.

"Swing Line A Facility" has the meaning specified in
Section 2.01(d).

"Swing Line Advance" means a Swing Line A Advance or a Swing Line
B-1 Advance.

"Swing Line B-1 Advance" means an advance made by (a) the Swing
Line Bank pursuant to Section 2.01(e) or (b)any Working Capital
B-1 Lender pursuant to Section .02(b).

"Swing Line B-1 Borrowing" means a borrowing consisting of a Swing Line B-1 Advance made by the Swing Line Bank.

"Swing Line B-1 Facility" has the meaning specified in Section
2.01(e).

"Swing Line Bank" means Citicorp.

"Swing Line Borrowing" means a Swing Line A Borrowing or a Swing
Line B-1 Borrowing.

"Swing Line Facility" means the Swing Line A Facility or the
Swing Line B-1 Facility.

"Tax Agreement" means the Tax Agreement to be entered into by Crompton Corp. and some or all of its Subsidiaries.

"Taxes" has the meaning specified in Section 2.12(a).

"Termination Date" means the earlier of August 21, 2001 and the date of termination in whole of the Working Capital A
Commitments, the Working Capital
B-1 Commitments, the Working Capital B-2 Commitments and the
Letter of Credit Commitments pursuant to Section 2.05 or 6.01.

"Total Debt" of any Person means all Debt of such Person of the types referred to in clauses (a) though (e) of the definition of "Debt".

"Total Debt/EBITDA Ratio" means, at any date of determination, the ratio of Consolidated Total Debt of Crompton Corp. and its Subsidiaries as at the end of the immediately preceding Rolling Period to Consolidated EBITDA of Crompton Corp. and its Subsidiaries for such immediately preceding Rolling Period.

"Trade Letter of Credit" means any Letter of Credit that is issued under either Letter of Credit Facility for the benefit of a supplier of Inventory to any Borrower or any of its Subsidiaries to effect payment for such Inventory, the conditions to drawing under which include the presentation to the Issuing Bank that issued such Letter of Credit of negotiable bills of lading, invoices and related documents.

"Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

"Uniroyal" has the meaning specified in the recital of parties to this Agreement.

"Uniroyal Borrower" has the meaning specified in the recital of parties to this Agreement.

"Uniroyal Corp." has the meaning specified in the Preliminary
Statements.

"Uniroyal Corp. Senior Notes" means the 10-1/2% Senior Notes due 2002 in an aggregate principal amount of $300,000,000, issued by Uniroyal Corp. pursuant to an Indenture dated as of February 8, 1993 between Uniroyal Corp. and State Street Bank and Trust Company, as Trustee, as amended, supplemented or otherwise modified from time to time.

"Uniroyal Corp. Senior Subordinated Notes" means the 11% Senior Subordinated Notes due 2003 in an aggregate principal amount of $325,000,000, issued by Uniroyal Corp. pursuant to an Indenture dated as of February 8, 1993 between Uniroyal Corp. and United States Trust Company of New York, as Trustee, as amended, supplemented or otherwise modified from time to time.

"Uniroyal Corp. Subordinated Discount Notes" means the 12% Subordinated Discount Notes due 2005 in an aggregate principal amount of $229,952,000, issued by Uniroyal Corp. pursuant to an Indenture dated as of February 8, 1993 between Uniroyal Corp. and Shawmut Bank Connecticut, National Association, as Trustee, as amended, supplemented or otherwise modified from time to time.

"Uniroyal Guarantors" means Uniroyal Corp., the Subsidiaries of Uniroyal Corp. listed on Part II of Schedule II hereto and each other Subsidiary of Uniroyal Corp. that shall be required to execute and deliver a guaranty pursuant to Section 5.01(k).

"Uniroyal Indentures" means the Indenture dated as of February 8, 1993 between Uniroyal Corp. and State Street Bank and Trust Company, as Trustee, pursuant to which the Uniroyal Corp. Senior Notes were issued, the Indenture dated as of February 8, 1993 between Uniroyal Corp. and United States Trust Company of New York, as Trustee, pursuant to which the Uniroyal Corp. Senior Subordinated Notes were issued, the Indenture dated as of February 8, 1993 between Uniroyal Corp. and Shawmut Bank Connecticut, National Association, as Trustee, pursuant to which the Uniroyal Corp. Subordinated Discount Notes were issued, and the Indenture dated as of September 1, 1993 between Uniroyal and State Street Bank and Trust Company, as Trustee, pursuant to which the Uniroyal Senior Notes were issued, in each case as amended, supplemented or otherwise modified or refinanced or refunded from time to time in accordance with its terms, to the extent permitted in accordance with the Loan Documents.

"Uniroyal Security Agreement" has the meaning specified in
Section 3.01(k)(viii).

"Uniroyal Senior Notes" means the 9% Senior Notes issued by Uniroyal pursuant to an Indenture dated as of September 1, 1993 between Uniroyal and State Street Bank and Trust Company, as Trustee, as amended, supplemented or otherwise modified from time to time.

"Unused Working Capital Commitment" means, with respect to any Working Capital Facility and any Working Capital Lender at any time, (a)such Lender's Working Capital Commitment under such Working Capital Facility at such time minus (b)the sum of (i)the aggregate principal amount of all Working Capital Advances, Swing Line Advances and Letter of Credit Advances made under such Working Capital Facility by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii)such Lender's Pro Rata Share of (A)the aggregate Available Amount of all Letters of Credit outstanding under such Working Capital Facility at such time, (B)the aggregate principal amount of all Letter of Credit Advances made under such Working Capital Facility by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time,
(C)the aggregate principal amount of all Swing Line Advances made under such Working Capital Facility by the Swing Line Bank pursuant to Section 2.01(d) or (e), as the case may be, and outstanding at such time and (D) in the case of the Working Capital B-1 Facilities, the amount of the Working Capital B-1 Commitments then reserved pursuant to Section 2.01(g).

"Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

"Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

"Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

"Working Capital A Advance" has the meaning specified in Section
2.01(a).

"Working Capital A Borrowing" means a borrowing consisting of simultaneous Working Capital A Advances of the same Type made by the Working Capital A Lenders.

"Working Capital A Commitment" means, with respect to any Working Capital A Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Working Capital A Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section8.07(d) as such Lender's "Working Capital A Commitment", as such amount may be reduced at or prior to such time pursuant to Section2.05.

"Working Capital A Facility" means, at any time, the aggregate amount of the Working Capital A Lenders' Working Capital A
Commitments at such time.

"Working Capital A Lender" means any Lender that has a Working
Capital A Commitment.

"Working Capital A Note" means a promissory note of any Crompton Borrower payable to the order of any Working Capital A Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Working Capital A Advances made by such Lender.

"Working Capital Advance" means a Working Capital A Advance, a
Working Capital B-1 Advance or a Working Capital B-2 Advance.

"Working Capital B-1 Advance" has the meaning specified in
Section 2.01(b).

"Working Capital B-1 Borrowing" means a borrowing consisting of simultaneous Working Capital B-1 Advances of the same Type made by the Working Capital B-1 Lenders.

"Working Capital B-1 Commitment" means, with respect to any Working Capital B-1 Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Working Capital B-1 Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender's "Working Capital B-1 Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

"Working Capital B-1 Facility" means, at any time, the aggregate amount of the Working Capital B-1 Lenders' Working Capital B-1
Commitments at such time.

"Working Capital B-1 Lender" means any Lender that has a Working
Capital B-1 Commitment.

"Working Capital B-1 Note" means a promissory note of the Uniroyal Borrower payable to the order of any Working Capital B-1
Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Uniroyal Borrower to such Lender resulting from the Working Capital B-1 Advances made by such Lender.

"Working Capital B-2 Advance" has the meaning specified in
Section 2.01(c).

"Working Capital B-2 Borrowing" means a borrowing consisting of simultaneous Working Capital B-2 Advances of the same Type made by the Working Capital B-2 Lenders.

"Working Capital B-2 Commitment" means, with respect to any Working Capital B-2 Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Working Capital B-2 Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender's "Working Capital B-2 Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

"Working Capital B-2 Facility" means, at any time, the aggregate amount of the Working Capital B-2 Lenders' Working Capital B-2
Commitments at such time.

"Working Capital B-2 Lender" means any Lender that has a Working
Capital B-2 Commitment.

"Working Capital B-2 Note" means a promissory note of the Uniroyal Borrower payable to the order of any Working Capital B-2
Lender, in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the Uniroyal Borrower to such Lender resulting from the Working Capital B-2 Advances made by such Lender.

"Working Capital Borrowing" means a Working Capital A Borrowing, a Working Capital B-1 Borrowing or a Working Capital B-2
Borrowing.

"Working Capital Facility" means a Working Capital A Facility, a
Working Capital B-1 Facility or a Working Capital B-2 Facility.

"Working Capital Lender" means a Working Capital A Lender, a
Working Capital B-1 Lender or a Working Capital B-2 Lender.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f), in the case of Crompton Corp. and its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries), and Section 4.01(g), in the case of Uniroyal Corp. and its Subsidiaries ("GAAP").


                               ARTICLE II

                      AMOUNTS AND TERMS OF THE ADVANCES
                        AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances. (a) The Working Capital A Advances. Each Working Capital A Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Working Capital A Advance") to any Crompton Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender's Unused Working Capital Commitment under the Working Capital A Facility at such time. Each Working Capital A Borrowing shall be in an aggregate amount of $5,000,000 (or, if the Swing Line Bank shall, in its sole discretion, decline to make a Swing Line A Advance on such Business Day after a request therefor by such Crompton Borrower pursuant to Section 2.01(d), $1,000,000) or an integral multiple of $1,000,000 in excess thereof and shall consist of Working Capital A Advances made simultaneously by the Working Capital A Lenders ratably according to their Working Capital A Commitments. Within the limits of each Working Capital A Lender's Unused Working Capital Commitment under the Working Capital A Facility in effect from time to time, the Crompton Borrowers may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).

(b)The Working Capital B-1 Advances. Each Working Capital B-1 Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Working Capital B-1 Advance") to the Uniroyal Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender's Unused Working Capital Commitment under the Working Capital B-1 Facility at such time. Each Working Capital B-1 Borrowing shall be in an aggregate amount of $5,000,000 (or, if the Swing Line Bank shall, in its sole discretion, decline to make a Swing Line B-1 Advance on such Business Day after a request therefor by the Uniroyal Borrower pursuant to Section 2.01(e), $1,000,000) or an integral multiple of $1,000,000 in excess thereof and shall consist of Working Capital B-1 Advances made simultaneously by the Working Capital B-1 Lenders ratably according to their Working Capital B-1 Commitments. Within the limits of each Working Capital B-1 Lender's Unused Working Capital Commitment under the Working Capital B-1 Facility in effect from time to time, the Uniroyal Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

(c)The Working Capital B-2 Advances. Each Working Capital B-2 Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Working Capital B-2 Advance") to the Uniroyal Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender's Unused Working Capital Commitment under the Working Capital B-2 Facility at such time. Each Working Capital B-2 Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Working Capital B-2 Advances made simultaneously by the Working Capital B-2 Lenders ratably according to their Working Capital B-2 Commitments. Within the limits of each Working Capital B-2 Lender's Unused Working Capital Commitment under the Working Capital B-2 Facility in effect from time to time, the Uniroyal Borrower may borrow under this
Section 2.01(c), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

(d)The Swing Line A Advances. Any Crompton Borrower may request the Swing Line Bank to make, and the Swing Line Bank may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line A Advances to such Crompton Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $10,000,000 (the "Swing Line A Facility") and (ii) in an amount for each such Swing Line A Borrowing not to exceed the aggregate of the Unused Working Capital Commitments under the Working Capital A Facility of the Working Capital A Lenders at such time. No Swing Line A Advance shall be used for the purpose of funding the payment of principal of any other Swing Line A Advance. Each Swing Line A Borrowing shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line A Facility and within the limits referred to in clause (ii) above, so long as the Swing Line Bank, in its sole discretion, elects to make Swing Line A Advances, the Crompton Borrowers may borrow under this Section 2.01(d), repay pursuant to Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this
Section 2.01(d).

(e)The Swing Line B-1 Advances. The Uniroyal Borrower may request the Swing Line Bank to make, and the Swing Line Bank may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line B-1 Advances to the Uniroyal Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date
(i) in an aggregate amount not to exceed at any time outstanding $10,000,000 (the "Swing Line B-1 Facility") and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Working Capital Commitments under the Working Capital B-1 Facility of the Working Capital B-1 Lenders at such time. No Swing Line B-1 Advance shall be used for the purpose of funding the payment of principal of any other Swing Line B-1 Advance. Each Swing Line B-1 Borrowing shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line B-1 Facility and within the limits referred to in clause (ii) above, so long as the Swing Line Bank, in its sole discretion, elects to make Swing Line B-1 Advances, the Uniroyal Borrower may borrow under this Section 2.01(e), repay pursuant to
Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(e).

(f)Letters of Credit. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (together with the Existing Letters of Credit referred to in Section 2.03(e), the "Letters of Credit") for the account of any Borrower from time to time on any Business Day during the period from the date hereof until 30 days before the Termination Date (i) in an aggregate Available Amount for all Letters of Credit issued by such Issuing Bank not to exceed at any time such Issuing Bank's Letter of Credit Commitment at such time under the Facility which the applicable Notice of Issuance specifies as the Facility under which such Letter of Credit is to be issued,
(ii) in an Available Amount for each such Letter of Credit to be issued under the Letter of Credit A Facility not to exceed the lesser of (x) the Letter of Credit A Facility at such time and
(y) the Unused Working Capital Commitments of the Working Capital A Lenders under the Working Capital A Facility at such time and
(iii) in an Available Amount for each such Letter of Credit to be issued under the Letter of Credit B-1 Facility not to exceed the lesser of (x) the Letter of Credit B-1 Facility at such time and
(y) the Unused Working Capital Commitments of the Working Capital B-1 Lenders under the Working Capital B-1 Facility at such time. Letters of Credit issued under the Letter of Credit A Facility shall be issued for the account of any Crompton Borrower and Letters of Credit issued under the Letter of Credit B-1 Facility shall be issued for the account of the Uniroyal Borrower. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than the earlier of 30 days before the Termination Date and (A) in the case of a Standby Letter of Credit, one year after the date of issuance thereof and (B) in the case of a Trade Letter of Credit, 90 days after the date of issuance thereof. Within the limits of the Letter of Credit A Facility or the Letter of Credit B-1 Facility, as the case may be, and subject to the limits referred to above, the Crompton Borrowers or the Uniroyal Borrower, as the case may be, may request the issuance of Letters of Credit under this Section 2.01(f), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to
Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(f).

(g)Set Aside of Working Capital B-1 Commitments in Respect of the Seoul Guaranty. Each Working Capital B-1 Lender's Pro Rata Share of an aggregate amount of Working Capital B-1 Commitments equal to the Seoul Guaranty Amount shall be reserved to ensure that sufficient funds may be made available to the Uniroyal Borrower for payment to Citibank Seoul of the Seoul Guaranty Amount as the same becomes due and payable. The amount of Working Capital B-1 Commitments reserved under this Section 2.01(g) shall equal the Seoul Guaranty Amount from time to time.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on (x) the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or (y) the first Business Day prior to the date of the proposed Borrowing (or, if the Swing Line Bank shall, in its sole discretion, decline to make a Swing Line Advance on the date of the proposed Borrowing after a request therefor by a Borrower pursuant to Section 2.01(d) or (e), the date of the proposed Borrowing) in the case of a Borrowing consisting of Base Rate Advances, by any Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing,
(ii) Facility under which such Borrowing is to be made,
(iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the relevant Borrower by crediting the relevant Borrower's Account.

(b)Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing, by any Borrower to the Swing Line Bank and the Agent. Each such notice of a Swing Line Borrowing (a "Notice of Swing Line Borrowing") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date of such Borrowing,
(ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). If, in its sole discretion, it elects to make the requested Swing Line Advance, the Swing Line Bank will make the amount thereof available to the Agent at the Agent's Account, in same day funds. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the relevant Borrower by crediting the relevant Borrower's Account. Upon written demand by the Swing Line Bank with an outstanding Swing Line A Advance or Swing Line B-1 Advance, as the case may be, with a copy of such demand to the Agent, each other Working Capital A Lender or Working Capital B-1 Lender, as the case may be, shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Working Capital A Lender or Working Capital B-1 Lender, as the case may be, such other Lender's Pro Rata Share of such outstanding Swing Line A Advance or Swing Line B-1 Advance, as the case may be, as of the date of such demand, by making available for the account of its Applicable Lending Office to the Agent for the account of the Swing Line Bank, by deposit to the Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line A Advance or Swing Line B-1 Advance, as the case may be, to be purchased by such Lender. Each Borrower hereby agrees to each such sale and assignment. Each Working Capital A Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line A Advance and each Working Capital B-1 Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line B-1 Advance on
(i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Working Capital Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Working Capital A Lender or Working Capital B-1 Lender, as the case may be, shall not have so made the amount of such Swing Line A Advance or Swing Line B-1 Advance, as the case may be, available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Agent, at the Federal Funds Rate. If such Lender shall pay to the Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c)Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or Section 2.10 and
(ii) the Working Capital Advances may not be outstanding as part of more than 12 separate Borrowings.

(d)Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower giving such notice. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower giving such notice shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)Unless the Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this
Section 2.02 and the Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the relevant Borrower severally agree to repay or pay to the Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid or paid to the Agent, at (i) in the case of the Borrowers, the interest rate applicable at such time under
Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for all purposes.

(f)The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(g)The Uniroyal Borrower hereby irrevocably authorizes and appoints Citibank as its attorney-in-fact to execute and deliver a Notice of Borrowing in accordance with Section 2.02(a) or a Notice of Swing Line Borrowing in accordance with Section 2.02(b), on behalf of and in the name of the Uniroyal Borrower, for a Working Capital B-1 Borrowing or Swing Line B-1 Borrowing, as the case may be, in an aggregate amount not to exceed the Seoul Guaranty Amount. The Uniroyal Borrower hereby authorizes each of Citibank and Citibank Seoul, in its discretion, to hold the proceeds of such Borrowing as collateral for, and/or then or at any time thereafter to apply such proceeds in whole or in part against the Obligations of the Uniroyal Borrower under the Seoul Guaranty. Each Working Capital B-1 Lender severally agrees, notwithstanding any other term or condition of this Agreement (including, without limitation, any non-fulfillment of any of the conditions specified in Article III), to make an Advance to or for the account of the Uniroyal Borrower for the purposes specified in the proviso to the first sentence of Section 2.14 hereof, on any Business Day during the period from the date hereof until the Termination Date, in an aggregate amount not to exceed such Lender's Pro Rata Share of the amount of Working Capital B-1 Commitments then reserved pursuant to Section 2.01(g); provided that, after giving effect to the Advances made pursuant to this Section 2.02(g), the sum of the aggregate principal amount of Working Capital B-1 Advances, Swing Line B-1 Advances and Letter of Credit B-1 Advances then outstanding plus the Available Amount of all Letters of Credit issued under the Letter of Credit B-1 Facility and then outstanding shall not exceed the aggregate Working Capital B-1 Commitments.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed issuance of such Letter of Credit, by any Crompton Borrower to any Issuing Bank under the Letter of Credit A Facility or by the Uniroyal Borrower to any Issuing Bank under the Letter of Credit B-1 Facility, which shall give to the Agent and each Appropriate Lender prompt notice thereof by telex or telecopier. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit,
(C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, (E) Facility under which such Letter of Credit is to be issued and (F) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the relevant Borrower for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"). If (x) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from Appropriate Lenders holding at least 51% of the Working Capital A Commitments or Working Capital B-1 Commitments, as the case may be, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower requesting the issuance of such Letter of Credit at its office referred to in Section 8.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)Letter of Credit Reports.  Each Issuing Bank shall furnish
(A) to the Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (B) to each Appropriate Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and
(C) to the Agent and each Appropriate Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(c)Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon payment by any Issuing Bank of a draft drawn under any Letter of Credit, such Issuing Bank shall give prompt notice thereof to the applicable Borrower and the Agent. Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Agent, each Appropriate Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Appropriate Lender, such Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender.
Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Borrower hereby agrees to each such sale and assignment. Each Appropriate Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any Appropriate Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such Appropriate Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Appropriate Lender shall not have so made the amount of such Letter of Credit Advance available to the Agent, such Appropriate Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d)Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(e)Existing Letters of Credit. Pursuant to the Credit Agreement dated as of December 21, 1995 (the "1995 Credit Agreement") among the Uniroyal Borrower, the lender parties party thereto and Citicorp as agent for the lender parties thereunder, the "Issuing Bank" thereunder issued "Letters of Credit" (such Letters of Credit as are outstanding under the 1995 Credit Agreement on the Effective Date and set forth on Schedule 2.03(e) hereto being the "Existing Letters of Credit") for the account of the Uniroyal Borrower. Effective as of the Effective Date: (i) the "Issuing Bank" under the 1995 Credit Agreement will be deemed to have sold and transferred, and each Working Capital B-1 Lender hereunder will be deemed to have purchased and received, without further action on the part of any party, an undivided interest and participation in such Existing Letters of Credit, based on such Working Capital B-1 Lender's Pro Rata Share of the Working Capital B-1 Facility; and (ii) the Existing Letters of Credit will be deemed to be Letters of Credit hereunder.

SECTION 2.04. Repayment of Advances. (a) Working Capital A Advances. Each Crompton Borrower shall repay to the Agent for the ratable account of the Working Capital A Lenders on the Termination Date the aggregate principal amount of the Working Capital A Advances made to such Crompton Borrower and then outstanding.

(b)Working Capital B-1 Advances. The Uniroyal Borrower shall repay to the Agent for the ratable account of the Working Capital B-1 Lenders on the Termination Date the aggregate principal amount of the Working Capital B-1 Advances then outstanding.

(c)Working Capital B-2 Advances. The Uniroyal Borrower shall repay to the Agent for the ratable account of the Working Capital
B-2 Lenders on the Termination Date the aggregate outstanding principal amount of the Working Capital B-2 Advances then outstanding.

(d)Swing Line Advances. Each Borrower shall repay to the Agent for the account of the Swing Line Bank and each other Working Capital Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them and owing by such Borrower on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

(e)Letter of Credit Advances. (i) Each Borrower shall repay to the Agent for the account of each Issuing Bank and each other Working Capital Lender that has made a Letter of Credit Advance on the earlier of the second Business Day following the date on which such Letter of Credit is drawn and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)The Obligations of each Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A)any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

(B)any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F)any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any Guaranty or any other guarantee, for all or any of the Obligations of any Borrower in respect of the L/C Related Documents; or

(G)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower, any Guarantor or any other guarantor.

SECTION 2.05.  Termination or Reduction of the Commitments.
(a) Optional. Crompton Corp. may, on its own behalf and on behalf of the other Borrowers, upon at least two Business Days' notice to the Agent, terminate in whole or reduce in part the unused portion of either Letter of Credit Facility, either Swing Line Facility or the Unused Working Capital Commitments under any Working Capital Facility; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b)Mandatory. (i) The aggregate Working Capital B-2 Commitments of the Working Capital B-2 Lenders shall be automatically and permanently reduced, on a pro rata basis, on the following dates in the amounts indicated:

Date                                        Amount

December 31, 1997                     5% of the Specified Amount
December 31, 1998                    10% of the Specified Amount
December 31, 1999                    15% of the Specified Amount

(ii) The Letter of Credit A Facility or Letter of Credit B-1 Facility, as the case may be, shall be permanently reduced from time to time on the date of each reduction in the Working Capital A Facility or Working Capital B-1 Facility, as the case may be, by the amount, if any, by which the amount of the Letter of Credit A Facility or Letter of Credit B-1 Facility, as the case may be, exceeds the Working Capital A Facility or Working Capital B-1 Facility, as the case may be, after giving effect to such reduction of such Working Capital Facility.

(iii) The Swing Line A Facility or Swing Line B-1 Facility, as the case may be, shall be permanently reduced from time to time on the date of each reduction in the Working Capital A Facility or Working Capital B-1 Facility, as the case may be, by the amount, if any, by which the amount of the Swing Line A Facility or Swing Line B-1 Facility, as the case may be, exceeds the Working Capital A Facility or Working Capital B-1 Facility, as the case may be, after giving effect to such reduction of such Working Capital Facility.

 (iv) Upon the date of receipt by Crompton Corp. or any of its Subsidiaries of the Net Cash Proceeds from the sale or other disposition of assets pursuant to clause (vii) of Section 5.02(e), the Working Capital Facilities shall be automatically and permanently reduced, on a pro rata basis, by the amount of such Net Cash Proceeds to the extent required under such clause
(vii).

SECTION 2.06. Prepayments. (a) Optional. Each Borrower may, upon at least one Business Day's notice in the case of Base Rate Advances and three Business Days' notice in the case of Eurodollar Rate Advances, in each case to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that
(x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, such Borrower shall also pay any amounts owing pursuant to Section 8.04(c).

(b)Mandatory. (i) The Crompton Borrowers shall, on each Business Day, prepay an aggregate principal amount of the Working Capital A Advances comprising part of the same Borrowings, the Letter of Credit A Advances and the Swing Line A Advances equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Working Capital A Advances, (y) the Letter of Credit A Advances and (z) the Swing Line A Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding under the Working Capital A Facility exceeds (B) the Working Capital A Facility on such Business Day.

(ii)The Uniroyal Borrower shall, on each Business Day, prepay an aggregate principal amount of the Working Capital B-1 Advances comprising part of the same Borrowings, the Letter of Credit B-1 Advances and the Swing Line B-1 Advances equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Working Capital B-1 Advances, (y) the Letter of Credit B-1 Advances and (z) the Swing Line B-1 Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding under the Working Capital B-1 Facility exceeds
(B) the Working Capital B-1 Facility on such Business Day.

(iii)The Uniroyal Borrower shall, on each Business Day, prepay an aggregate principal amount of the Working Capital B-2 Advances comprising part of the same Borrowings equal to the amount by which the aggregate principal amount of the Working Capital B-2 Advances then outstanding exceeds the Working Capital B-2 Facility on such Business Day.

(iv)The Crompton Borrowers shall, on each Business Day, pay to the Agent for deposit in the relevant L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding under the Working Capital A Facility exceeds the Letter of Credit A Facility on such Business Day.

(v)The Uniroyal Borrower shall, on each Business Day, pay to the Agent for deposit in the relevant L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding under the Letter of Credit B-1 Facility exceeds the Letter of Credit B-1 Facility on such Business Day.

(vi)Prepayments of the Working Capital A Facility or Working Capital B-1 Facility made pursuant to clause (i) or (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding under such Facility until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding under such Facility until such Advances are paid in full, third applied to prepay Working Capital Advances then outstanding under such Facility comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the relevant L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding under such Facility.

(vii)All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

SECTION 2.07. Interest. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to such Borrower and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the first day of each October, January, April and July during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)Default Interest. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on (i) the unpaid principal amount of each Advance made to such Borrower and owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above, and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c)Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Agent shall give notice to the relevant Borrower and each Appropriate Lender of the applicable interest rate determined by the Agent for purposes of clause (a)(i) or (ii).

SECTION 2.08. Fees. (a) Commitment Fee. The Borrowers jointly and severally agree to pay to the Agent for the account of the Lenders a commitment fee, from August 15, 1996 in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears on the date of the initial Borrowing hereunder, thereafter quarterly on the first Business Day of each quarter, commencing August 1, 1996, and on the Termination Date, at a rate per annum equal to the Applicable Percentage in effect from time to time on the average daily Unused Working Capital Commitments of such Lender (without giving effect to clause (b)(ii)(D) of the definition of "Unused Working Capital Commitment"); provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)Letter of Credit Fees, Etc. (i) The Borrowers jointly and severally agree to pay to the Agent for the account of each Working Capital A Lender and each Working Capital B-1 Lender a commission, payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing October 1, 1996, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit and on the Termination Date, on such Lender's Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit issued under the Working Capital A Facility and Working Capital B-1 Facility, respectively, and outstanding from time to time at the rate per annum equal to the Applicable Percentage in effect from time to time.

(ii)Any Borrower giving a Notice of Issuance shall pay to each Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of the requested Letter of Credit as such Borrower and such Issuing Bank shall agree.

(c)Agent's Fees. The Borrowers jointly and severally agree to pay to the Agent for its own account such fees as may from time to time be agreed between the Borrowers and the Agent.

SECTION 2.09. Conversion of Advances. (a) Optional. Any Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type made to such Borrower comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion,
(ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

(b)Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances made to such Borrower in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify such Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii)Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10.  Increased Costs, Etc.  (a)  If, due to either
(i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.12 shall govern) and
(ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers jointly and severally agree to pay from time to time, upon demand by such Lender Party (with a copy of such demand to the Agent), to the Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that, before making any such demand, each Lender Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)If any Lender Party determines that either (i) the enactment of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party's commitment to lend or to issue Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party (with a copy of such demand to the Agent), the Borrowers jointly and severally agree to pay to the Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party's commitment to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit; provided, however, that, before making any such demand, each Lender Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such additional amounts payable under this subsection (b) and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to such amounts submitted to the Borrowers by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)If, with respect to any Eurodollar Rate Advances made or to be made under any Facility, Appropriate Lenders holding at least 51% of the Commitments under such Facility notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrowers and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist.

SECTION 2.11. Payments and Computations. (a) Each Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by such Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)If the Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party's proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Agent shall direct.

(c)Each Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of such Borrower's accounts with such Lender Party any amount so due.

(d)All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)Unless the Agent shall have received notice from a Borrower prior to the date on which any payment is due to any Lender Party hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent any Borrower shall not have so made such payment in full to the Agent, each such Lender Party shall repay to the Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.12. Taxes. (a) Any and all payments by any Borrower hereunder or under the Notes shall be made, in accordance with
Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender Party and the Agent, respectively, taxes that are imposed on its overall net income or the overall net income of its branch by the United States and taxes that are imposed on its overall net income or the overall net income of its branch (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Agent, respectively, is organized or any political subdivision thereof, (ii) in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction in which the principal office or such Lender Party's Applicable Lending Office is located or any political subdivision thereof and (iii) in the case of the Agent, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction in which the office through which the Agent performs its activities hereunder is located (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and
(iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)In addition, the Borrowers jointly and severally agree to pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

(c)The Borrowers jointly and severally agree to indemnify each Lender Party and the Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Agent (as the case may be) makes written demand therefor.

(d)Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrowers (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Agent and the Borrowers with two accurate and complete original signed Internal Revenue Service forms 1001 or 4224 or (in the case of a Lender Party that is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest") two accurate and complete signed original Forms W-8 (and, if such Lender Party delivers Forms W-8, two signed certificates certifying that such Lender Party is not (i) a "bank" for purposes of Section 881(c) of the Internal Revenue Code, (ii) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower, (iii) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue
Code) and (iv) is not a conduit entity participating in a conduit financing arrangement (as defined in Treasury Regulation Section 1.881-3), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the accurate and complete forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.

(f)For any period with respect to which a Lender Party has failed to provide the Borrowers with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps, at such Lender Party's sole expense, as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amount which may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(h)If the Agent or any Lender Party, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes or Other Taxes as to which indemnification has been paid by Crompton Corp. pursuant to
Section 2.12(a) or (c), it shall promptly remit such refund (including any interest) to Crompton Corp., net of all out-of-pocket expenses of the Agent or such Lender Party; provided, however, that Crompton Corp., upon the request of the Agent or such Lender Party, agrees promptly to return such refund (plus any interest) to such party in the event such party is required to repay such refund to the relevant taxing authority. The Agent or such Lender Party shall provide Crompton Corp. with a copy of any notice or assessment from the relevant taxing authority (deleting any confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on the Agent or any Lender Party to apply for any refund.

SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or
(b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party's ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party's ratable share (according to the proportion of (i) the amount of such other Lender Party's required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. Each Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.14. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit under the Working Capital A Facility and the Working Capital B-1 Facility shall be available (and each Borrower agrees that it shall use such proceeds and Letters of Credit) solely to pay transaction fees and expenses incurred in connection with the Merger, redeem or repurchase certain public Existing Debt of Uniroyal Corp. and Uniroyal, and for other general corporate purposes, including, without limitation, to finance permitted acquisitions and Capital Expenditures and provide working capital for the Borrowers and their respective Subsidiaries; provided that Advances made pursuant to Section 2.02(g) shall be used by the Uniroyal Borrower solely for the purpose of satisfying its obligations under the Seoul Guaranty. The proceeds of the Advances under the Working Capital B-2 Facility shall be available (and the Uniroyal Borrower agrees that it shall use such proceeds) solely to redeem, repurchase or defease, in full or in part, the Uniroyal Senior Notes, the Uniroyal Corp. Senior Notes, the Uniroyal Corp. Senior Subordinated Notes and the Uniroyal Corp. Subordinated Discount Notes.

SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender,
(ii) such Defaulting Lender shall owe a Defaulted Advance to any Borrower and (iii) such Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, such Borrower shall so set off and otherwise apply its Obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to
Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). Each Borrower shall notify the Agent at any time such Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by any Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), shall be applied by the Agent as specified in subsection (b) or (c) of this Section 2.15.

(b)In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Agent or any of the other Lender Parties and (iii) any Borrower shall make any payment hereunder or under any other Loan Document to the Agent for the account of such Defaulting Lender, then the Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Agent shall be retained by the Agent or distributed by the Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Agent and such other Lender Parties and, if the amount of such payment made by any Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Agent and the other Lender Parties, in the following order of priority:

(i)first, to the Agent for any Defaulted Amount then owing to the Agent; and

(ii)second, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other
Lender Parties.

Any portion of such amount paid by any Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Agent pursuant to this subsection (b), shall be applied by the Agent as specified in subsection (c) of this Section 2.15.

(c)In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) any Borrower, the Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such other Lender Party shall pay such amount to the Agent to be held by the Agent, to the fullest extent permitted by applicable law, in escrow or the Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Agent in escrow under this subsection (c) shall be deposited by the Agent in an account with Citibank, in the name and under the control of the Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Agent in escrow under, and applied by the Agent from time to time in accordance with the provisions of, this subsection (c). The Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i)first, to the Agent for any amount then due and payable by such Defaulting Lender to the Agent hereunder;

(ii)second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(iii)third, to such Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Agent in escrow at such time with respect to such Lender Party shall be distributed by the Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d)The rights and remedies against a Defaulting Lender under this
Section 2.15 are in addition to other rights and remedies that the Borrowers may have against such Defaulting Lender with respect to any Defaulted Advance and that the Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.


                               ARTICLE III

                           CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a)The Merger shall have been consummated substantially in accordance with the terms of the Merger Agreement, without any waiver or amendment not consented to by the Lender Parties of any material term, provision or condition set forth therein, and in material compliance with all applicable laws.

(b)The Merger Agreement shall be in full force and effect.

(c)The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries, including the terms and conditions of the charter, bylaws and each class of capital stock of each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(d)The Lender Parties shall be satisfied that all Existing Debt, other than the Debt identified on Schedule 3.01(d) (the
"Surviving Debt"), has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished.

(e)There shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of (i) before and after giving effect to the Merger and the other transactions contemplated by this Agreement, Crompton Corp. and its Subsidiaries, taken as a whole, since December 31, 1995, (ii) after giving effect to the Merger and the other transactions contemplated by this Agreement, Crompton Corp. and its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries), taken as a whole, since December 31, 1995 or (iii) before and after giving effect to the Merger and the other transactions contemplated by this Agreement, Uniroyal and its Subsidiaries, taken as a whole, since September 30, 1995.

(f)There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on
Schedule 3.01(f) (the "Disclosed Litigation") or (ii) purports to affect the legality, validity or enforceability of the Merger, this Agreement, any Note, any other Loan Document, any Related Document or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on
Schedule 3.01(f).

(g)The Lender Parties shall have completed a due diligence investigation of the Borrowers and their respective Subsidiaries in scope, and with results, satisfactory to the Lender Parties, and nothing shall have come to the attention of the Lender Parties during the course of such due diligence investigation to lead them to believe (i) that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect, (ii) that, following the consummation of the Merger, Crompton Corp. and its Subsidiaries would not have good and marketable title to all material assets of Uniroyal Corp. and its Subsidiaries reflected in the Information Memorandum and
(iii) that the Merger will have a Material Adverse Effect; without limiting the generality of the foregoing, the Lender Parties shall have been given such access to the management, records, books of account, contracts and properties of the Borrowers and their respective Subsidiaries as they shall have requested.

(h)All stock of the Borrowers (other than Crompton Corp.) and the Borrowers' Subsidiaries, to the extent owned by the Borrowers and their Subsidiaries, shall be owned by the Borrowers or one or more of the Borrowers' Subsidiaries, in each case free and clear of any lien, charge or encumbrance; the Agent shall have a valid and perfected first priority lien on and security interest in the Collateral (other than as to matters of perfection and priority of the security interest in the Pledged Accounts (as defined in the Uniroyal Security Agreement) and the Other Accounts (as defined in the Uniroyal Security Agreement)) for the benefit of the Secured Parties; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

(i)All governmental and third party consents and approvals (including, without limitation, any consents or approvals required under the documents relating to the Uniroyal Corp. Senior Notes and the Uniroyal Corp. Senior Subordinated Notes) necessary in connection with Loan Documents and the transactions contemplated thereby (including, without limitation, the Merger) shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender Parties) and shall remain in effect other than such governmental or third party consents and approvals the failure to obtain which shall not (x) be materially adverse to any of the Borrowers, in each case together with its respective Subsidiaries, taken as a whole, (y) affect the enforceability, validity or binding effect of any of the Loan Documents required to be executed and delivered prior to or on the Effective Date or (z) expose the Agent or the Lender Parties to personal liability; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the Loan Documents or the transactions contemplated thereby (including, without limitation, the Merger).

(j)The Borrowers shall have paid all accrued fees and expenses of the Agent and the Lender Parties (including the accrued fees and expenses of counsel to the Agent and local counsel to the Lender
Parties).

(k)The Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i)The Notes payable to the order of the Lenders.

(ii)Certified copies of the resolutions of the Board of Directors of each Borrower, and each other Loan Party approving the Merger, this Agreement, the Notes, each other Loan Document and each Related Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Merger, this Agreement, the Notes, each other Loan Document and each Related Document.

(iii)A copy of a certificate of the Secretary of State of the jurisdiction of its incorporation, dated reasonably near the date of the Initial Extension of Credit, listing the charter of each Borrower and each other Loan Party and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to such Borrower's or such other Loan Party's charter on file in his office, (B) each Borrower and each other Loan Party have paid all franchise taxes to the date of such certificate and (C) each Borrower and each other Loan Party are duly incorporated and in good standing under the laws of the State of the jurisdiction of its incorporation.

(iv)Certified copies of a certificate of merger or other confirmation from the Secretary of State of the State of Delaware satisfactory to the Lender Parties of the consummation of the Merger.

(v)A certificate of each Borrower and each other Loan Party, signed on behalf of such Borrower or such other Loan Party, as the case may be, by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of such Borrower or such other Loan Party since the date of the Secretary of State's certificate referred to in Section 3.01(k)(iii), (B) a true and correct copy of the bylaws of such Borrower or such other Loan Party as in effect on the date of the Initial Extension of Credit, (C) the due incorporation and good standing of such Borrower or such other Loan Party organized under the laws of the State of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Borrower or such other Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(vi)A certificate of the Secretary or an Assistant Secretary of each Borrower and each other Loan Party certifying the names and true signatures of the officers of such Borrower or such other Loan Party authorized to sign this Agreement, the Notes, each other Loan Document and each Related Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

(vii)A security agreement in substantially the form of Exhibit D-1 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Crompton Security
Agreement"), duly executed by each Crompton Borrower and each Crompton Guarantor, together with:

(A)certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank, and instruments evidencing the Pledged Debt (except as otherwise provided in Sections 5.02(b)(i)(D) and 5.02(b)(ii)) referred to therein indorsed in blank,

(B)duly executed proper financing statements, to be filed under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Crompton Security Agreement, covering the Collateral described in the Crompton Security Agreement,

(C)completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Crompton Borrower or any Crompton Guarantor as debtor, together with copies of such other financing statements,

(D)evidence of the completion of all other recordings and filings of or with respect to the Crompton Security Agreement that the Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby, and

(E)evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Crompton
Security Agreement has been taken.

(viii)A security agreement in substantially the form of Exhibit D-2 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Uniroyal Security Agreement" and, together with the Crompton Security Agreement and each security agreement delivered pursuant to Section 5.01(k), in each case as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Security Agreement"), duly executed by the Uniroyal Borrower and each Uniroyal Guarantor, together with:

(A)duly executed proper financing statements, to be filed on or before the day of the Initial Extension of Credit under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Uniroyal Security Agreement, covering the Collateral described in the Uniroyal Security Agreement,

(B)completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause (A) above that name the Uniroyal Borrower or any Uniroyal Guarantor as debtor, together with copies of such other financing statements,

(C)evidence of the completion of all other recordings and filings of or with respect to the Uniroyal Security Agreement that the Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby,

(D)evidence of the insurance required by the terms of the Security Agreement,

(E)instruments evidencing the Pledged Debt (except as otherwise provided in Sections 5.02(b)(i)(D) and 5.02(b)(ii)) referred to therein endorsed in blank, and

(F)evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Uniroyal
Security Agreement has been taken.

(ix)A guaranty in substantially the form of Exhibit E-1 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Parent Guaranty"), duly executed by Crompton Corp.

(x)A guaranty in substantially the form of Exhibit E-2 (together with each other guaranty delivered pursuant to Section 5.01(k), in each case as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Subsidiary Guaranty"), duly executed by each Subsidiary Guarantor.

(xi)Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lender Parties, together with all agreements, instruments and other documents delivered in connection therewith.

(xii)Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, audited annual financial statements of Crompton Corp. and its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries) dated December 30, 1995, audited annual financial statements of Uniroyal Corp. and its Subsidiaries dated
October 1, 1995, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available, pro forma financial statements as to Crompton Corp. and its Subsidiaries after giving effect to the Merger and the other transactions, on a Consolidated basis, of balance sheets, income statements and cash flow statements for the one-year period ended on or about March 31, 1996 and forecasts prepared by management of the Borrowers, in form and substance satisfactory to the Lender Parties, on a Consolidated basis and, to the extent otherwise available, on a Consolidating basis, of balance sheets, income statements and cash flow statements for the first year following January 1, 1996 and on an annual basis for each year thereafter until the Termination Date.

(xiii)Certificates, in substantially the form of Exhibit G, attesting to the Solvency of each Loan Party after giving effect to the Merger and the other transactions contemplated hereby, from its chief financial officer.

(xiv) A supplement to the Uniroyal Security Agreement in respect of Collateral located in the State of Louisiana in substantially the form of Exhibit D-3 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Louisiana Undertaking"), duly executed by the Uniroyal Borrower and the Uniroyal Guarantors.

(xv)An environmental assessment report, in form and substance satisfactory to the Lender Parties, from Environmental Safety and Designs, Inc., as to any hazards, costs or liabilities under Environmental Laws to which any Loan Party or any of its Subsidiaries may be subject, the amount and nature of which and the Borrowers' plans with respect to which shall be acceptable to the Lender Parties, together with evidence, in form and substance satisfactory to the Lender Parties, that all Environmental Laws applicable to the consummation of the Merger shall have been materially complied with.

(xvi)A letter, in form and substance satisfactory to the Agent, from Crompton Corp. to KPMG Peat Marwick LLP, its independent certified public accountants, advising such accountants that the Agent and the Lender Parties have been authorized to exercise all rights of the Borrowers to require such accountants to disclose any and all financial statements and any other information of any kind that they may have with respect to the Borrowers and their respective Subsidiaries and directing such accountants to comply with any reasonable request of the Agent or any Lender Party for such information; provided that all requests for such information shall be provided through Crompton Corp.

(xvii)A favorable opinion of Wachtell, Lipton, Rosen & Katz, special counsel for the Loan Parties, in substantially the form of Exhibit F-1 hereto and as to such other matters as any Lender
Party through the Agent may reasonably request.

(xviii)A favorable opinion of John T. Ferguson, II, Esq., General
Counsel and Corporate Secretary of Crompton Corp. and its
Subsidiaries, in substantially the form of Exhibit F-2 hereto and as to such other matters as any Lender Party through the Agent may reasonably request.

(xix)A favorable opinion of John T. Ferguson, II, Esq., General
Counsel and Corporate Secretary of Crompton Corp. and its
Subsidiaries, in substantially the form of Exhibit F-3 hereto and as to such other matters as any Lender Party through the Agent may reasonably request.

(xx)A favorable opinion of local counsel to the Loan Parties or Lender Parties, as the case may be, listed on Schedule
3.01(k)(xx) in the jurisdictions listed on Schedule 3.01(k)(xx) in form and substance satisfactory to the Agent and as to such other matters as any Lender Party through the Agent may reasonably request.

(xxi)A favorable opinion of Shearman & Sterling, counsel for the Agent, in form and substance satisfactory to the Agent.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The right of the Borrowers to request and the obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Working Capital Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Working Capital Lender pursuant to
Section 2.02(b)) on the occasion of each Borrowing (including the Initial Extension of Credit), and the right of the Borrowers to request and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) and the right of the Borrowers to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance and the acceptance by the relevant Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by such Borrower that both on the date of such notice and on the date of such Borrowing or issuance such statements are true):

(i)the representations and warranties contained in each Loan Document are correct on and as of such date, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance, in which case as of such specific date; and

(ii)no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Appropriate Lender through the Agent may reasonably request.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in
Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Agent such Lender Party's ratable portion of such Borrowing.


                                ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrowers.
Each Borrower represents and warrants as follows:

(a)Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Borrowers has been validly issued and is fully paid and non-assessable.

(b)Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the date hereof, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of all of such Subsidiaries to the extent owned by the Borrowers and their Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Loan Documents.
Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(c)The execution, delivery and performance by each Loan Party of this Agreement, the Notes, each other Loan Document and each Related Document to which it is or is to be a party, and the consummation of the Merger and the other transactions contemplated hereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or bylaws, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or other instrument or material contract or material lease binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or
(iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such loan agreement, indenture, mortgage, deed of trust or other instrument or material contract or material lease, the violation or breach of which would have a Material Adverse Effect.

(d)No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes, any other Loan Document or any Related Document to which it is or is to be a party, or for the consummation of the Merger or the other transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on
Schedule 4.01(d), all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Merger and the other transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Merger or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e)This Agreement has been, and each of the Notes, each other Loan Document and each Related Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes, each other Loan Document and each Related Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(f)The Consolidated balance sheet of Crompton Corp. and its Subsidiaries as at December 30, 1995, and the related Consolidated statement of income and Consolidated statement of cash flows of Crompton Corp. and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG Peat Marwick LLP, independent public accountants, and the Consolidated balance sheet of Crompton Corp. and its Subsidiaries as at March 30, 1996, and the related Consolidated statement of income and Consolidated statement of cash flows of Crompton Corp. and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of Crompton Corp., copies of which have been furnished to each Lender Party, fairly present, subject, in the case of said balance sheet as at March 30, 1996, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of Crompton Corp. and its Subsidiaries as at such dates and the Consolidated results of operations of Crompton Corp. and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 30, 1995, there has been no Material Adverse Change.

(g)The Consolidated balance sheet of Uniroyal Corp. and its Subsidiaries as at October 1, 1995, and the related Consolidated statement of income and Consolidated statement of cash flows of Uniroyal Corp. and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, and the Consolidated balance sheet of Uniroyal Corp. and its Subsidiaries as at March 31, 1996, and the related Consolidated statement of income and Consolidated statement of cash flows of Uniroyal Corp. and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of Uniroyal Corp., copies of which have been furnished to each Lender Party, fairly present, subject, in the case of said balance sheet as at March 31, 1996, and said statements of income and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of Uniroyal Corp. and its Subsidiaries as at such date and the Consolidated results of operations of Uniroyal Corp. and its Subsidiaries for the period ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since October 1, 1995, there has been no Material Adverse Change.

(h)The Consolidated pro forma balance sheet of Crompton Corp. and its Subsidiaries and the related Consolidated pro forma statements of income and cash flows of Crompton Corp. and its Subsidiaries, in each case contained in the Proxy Statement dated July 23, 1996, copies of which have been furnished to each Lender Party, fairly present the Consolidated pro forma financial condition of Crompton Corp. and its Subsidiaries as at such date and the Consolidated pro forma results of operations of Crompton Corp. and its Subsidiaries for the period ended on such date, in each case giving effect to the Merger and the other transactions contemplated hereby.

(i)The Consolidated and consolidating forecasted balance sheets, income statements and cash flows statements of Crompton Corp. and its Subsidiaries delivered to the Lender Parties pursuant to
Section 3.01(k)(xii) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Crompton Corp.'s good faith estimate of its future financial performance.

(j)Neither the Information Memorandum nor any other information, exhibit or report furnished by any Loan Party to the Agent or any Lender Party in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(k)There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of the Merger, this Agreement, any Note, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby, and there has been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on
Schedule 3.01(f).

(l)No proceeds of any Advance or drawings under any Letter of Credit will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities
Exchange Act of 1934.

(m)No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(n)(i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has had or is reasonably expected to have a Material Adverse Effect.

(ii)Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii)Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that has had or is reasonably expected to have a Material Adverse Effect.

(iv)Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA which, in either event, has had or is reasonably expected to have a Material Adverse Effect.

(o)(i) Except as disclosed in Part I of Schedule 4.01(o) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and no circumstances exist that would be reasonably likely to
(i) form the basis of an Environmental Action against any Loan
Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (ii) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law in effect on the date hereof.

(ii)Except as disclosed in Part II of Schedule 4.01(o) hereto or as would not, individually or in the aggregate, result in a Material Adverse Effect, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the best knowledge of any Loan Party, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii)Except as disclosed in Part III of Schedule 4.01(o) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(p)The Collateral Documents create a valid and, upon the making of the filings referred to in Section 5.01(l), perfected first priority interest in the Collateral (other than as to matters of perfection and priority of the security interest in the Pledged Accounts (as defined in the Uniroyal Security Agreement) and the Other Accounts (as defined in the Uniroyal Security Agreement)), securing the payment of the Secured Obligations (as defined in the Collateral Documents), and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken except, during the period immediately following the Effective Date specified in Section 5.01(l) the filings and other actions referred to in Section 5.01(l). The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(q)The Merger will not be taxable to any Loan Party or any of its Subsidiaries or Affiliates.

(r)Neither any Loan Party nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(s)Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(t)Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the principal amount outstanding thereunder.

(u)Set forth on Schedule 3.01(d) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the principal amount outstanding thereunder.

(v)The aggregate revenues of the Minor Subsidiaries (other than Crompton and Knowles I.P.R. Corporation), on a Consolidated basis, do not exceed $250,000 for the twelve-month period ending on the last day of the most recent fiscal quarter of Crompton Corp., and the aggregate book value of the assets of the Minor Subsidiaries (other than Crompton and Knowles I.P.R. Corporation), on a Consolidated basis, as at the end of the most recent fiscal quarter of Crompton Corp. does not exceed $250,000.
(w)Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Material Subsidiaries existing as of the date hereof.

(x)Crompton and Knowles I.P.R. Corporation does not conduct any business or engage in any activity and has no material assets other than an intercompany receivable in an amount that does not exceed $33,000,000.


                                  ARTICLE V

                        COVENANTS OF THE BORROWERS

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Borrower will:

(a)Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except, in any case, where the failure so to comply, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect and would not be reasonably likely to subject any Loan Party or any of its Subsidiaries to any criminal penalties or any Lender Party to any civil or criminal penalties.

(b)Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all federal income and other material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither any Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (y) in respect of which the Lien resulting therefrom, if any, attaches to its property and becomes enforceable against its other creditors, to the extent that the aggregate amount of all such taxes, assessments, charges or claims does not exceed $3,000,000.

(c)Maintenance of Insurance. Maintain (or maintain on behalf of each of its Subsidiaries), and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates; it being understood and agreed that Crompton Corp. and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d)Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries (other than any Minor Subsidiary) to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that such Borrower and its Subsidiaries may consummate the Merger and any other merger or consolidation permitted under
Section 5.02(d); provided further that neither any Borrower nor any of its Subsidiaries shall be required to preserve any legal structure, legal name, right, permit, license, approval, privilege or franchise if such Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower, such Subsidiary or the Lender Parties or, with respect to permits, licenses, approvals, privileges and franchises, that the loss thereof could not be reasonably expected to have a Material Adverse Effect; provided still further that, prior to the Collateral Release Date, if any Borrower or any of its Subsidiaries shall determine not to preserve any legal structure or legal name (to the extent permitted under the immediately preceding proviso), the Borrowers and their Subsidiaries shall take such action (within such time as may be required under the Collateral Documents or under the Uniform Commercial Code (as defined in the Security Agreement)) as the Agent may deem necessary or desirable to perfect and protect the Liens created under the Collateral Documents.

(e)Visitation Rights. At any reasonable time and from time to time, during regular business hours and upon reasonable prior notice, permit the Agent or any of the Lender Parties or any agents or representatives thereof, to examine and make copies of and abstracts from the records (other than (i) records subject to attorney-client privilege or confidentiality agreements and (ii) records relating to trade secrets) and books of account of, and visit the properties of, any Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Borrower and any of its Subsidiaries with any of their respective officers or directors and with their independent certified public accountants and authorize and direct such accountants to disclose to the Agent or any of the Lender Parties any and all financial statements and other information of any kind that they may have with respect to any Borrower and any of its Subsidiaries.

(f)Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g)Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

(h)Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which such Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Agent of any default by any party with respect to such leases and cooperate with the Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(i)Performance of Related Documents. Perform and observe all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Agent and, upon request of the Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as such Borrower is entitled to make under such Related Document, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

(j)Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates other than wholly owned Subsidiaries (except the Minor Subsidiaries) of Crompton Corp. on terms which have been determined by the applicable Borrower's board of directors or such Subsidiary's board of directors, board of trustees or managing partners, as the case may be, to be at least as favorable to the Borrowers as would be obtainable on an arm's length basis at the time of such transaction for a comparable transaction with a Person who is not an Affiliate; provided, however, the foregoing restriction shall not apply to (i) the execution by Crompton Corp. and certain of its Subsidiaries of, and payments by Crompton Corp. and any of its Subsidiaries pursuant to, the Tax Agreement, (ii) the payment of reasonable and customary fees to members of the board of directors of Crompton Corp. or any of its Subsidiaries who are not employees of Crompton Corp. or any of its Subsidiaries,
(iii) loans and advances to officers, directors and employees of Crompton Corp. or any of its Subsidiaries for travel, entertainment, moving and other relocation expenses made in the ordinary course of business to the extent otherwise permitted hereunder, (iv) subject to the provisions of this Agreement, any transaction between or among Crompton Corp. and any of its wholly owned Subsidiaries or between Uniroyal and Premier Chemical Company, Ltd. (so long as Premier Chemical Company, Ltd. remains at least 80% owned, directly or indirectly, by Crompton Corp.),
(v) payment by Crompton Corp. and its Subsidiaries of ordinary and customary compensation to their respective employees in the ordinary course of business, (vi) any dividends or other distributions permitted by Section 5.02(g), (vii) transactions with Monochem, Inc. and Rubicon Inc. on terms that are customary in the ordinary course of business of Uniroyal and its Subsidiaries as currently practiced, (viii) a Receivables Securitization and (ix) transactions in addition to those permitted by the foregoing clauses of this subsection (j) which in the aggregate involve amounts not in excess of $500,000 per year.

(k) Covenant to Guarantee Obligations and Give Security. (i) At such time as any new direct or indirect Material Subsidiaries of any Loan Party are formed or acquired by such Loan Party or at such time as any Minor Subsidiary shall have revenues which exceed $250,000 for the twelve-month period ending on the last day of the most recent fiscal quarter of Crompton Corp. or the aggregate book value of the assets of such Minor Subsidiary, as at the end of the most recent fiscal quarter of Crompton Corp. exceeds $250,000, in each case to the extent not prohibited by the terms of the Uniroyal Indentures then in effect and at the expense of the Borrowers, within 30 days after such formation or acquisition, cause each such Material Subsidiary (other than any Foreign Subsidiary) or each such Minor Subsidiary, as the case may be, and cause each direct and indirect parent (other than the Borrowers and any Foreign Subsidiary) of such Material Subsidiary or each such Minor Subsidiary, as the case may be, (if it has not already done so), to duly execute and deliver to the Agent a guaranty, in form and substance satisfactory to the Agent, guaranteeing the other Loan Parties' Obligations under the Loan Documents;

(ii) At any time prior to the Collateral Release Date, at such time as any new direct or indirect Material Subsidiaries of any Loan Party are formed or acquired by such Loan Party or at such time as any Minor Subsidiary shall have revenues which exceed $250,000 for the twelve-month period ending on the last day of the most recent fiscal quarter of Crompton Corp. or the aggregate book value of the assets of such Minor Subsidiary, as at the end of the most recent fiscal quarter of Crompton Corp. exceeds $250,000, in each case to the extent not prohibited by the terms of the Uniroyal Indentures then in effect and at the expense of the Borrowers, within 30 days after such formation or acquisition, duly execute and deliver, and cause each such Material Subsidiary (other than any Foreign Subsidiary) or each such Minor Subsidiary, as the case may be, and each direct and indirect parent of such Material Subsidiary or each such Minor Subsidiary, as the case may be, (other than any Foreign Subsidiary except to the extent provided in the proviso below), if it has not already done so, to duly execute and deliver, to the Agent, in the case of Crompton Corp. or any of its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries), pledge agreements (pledging the capital stock of its Subsidiaries, except to the extent provided in the proviso below) and, in the case of any direct or indirect Subsidiary of Uniroyal Corp., security agreements (granting a security interest in Inventory and Receivables), as specified by and in form and substance satisfactory to the Agent, securing payment of all the Obligations of such Borrower, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties; provided that with respect to the pledge of the capital stock of any Foreign Subsidiary, such pledge shall cover not more than 66% of the outstanding capital stock of such Foreign Subsidiary if it is directly owned by a Loan Party and not cover any of the outstanding capital stock of such Foreign Subsidiary if it is directly or indirectly owned by another Foreign Subsidiary;

(iii) At any time prior to the Collateral Release Date, upon the request of the Agent following the occurrence and during the continuance of an Event of Default, in each case to the extent not prohibited by the terms of the Uniroyal Indentures then in effect and at the expense of the Borrowers:

(A)within 30 days after such request, duly execute and deliver, and cause each of its Subsidiaries (other than any Foreign Subsidiary) and each direct and indirect parent of such Subsidiary (if it has not already done so) (other than any Foreign Subsidiary except to the extent required in the proviso below) to duly execute and deliver, to the Agent mortgages, pledges, assignments and other security agreements, as specified by and in form and substance satisfactory to the Agent, securing payment of all the Obligations of such Borrower, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties; provided that with respect to the pledge of the capital stock of any Foreign Subsidiary, such pledge shall cover not more than 66% of the outstanding capital stock of such Foreign Subsidiary if it is directly owned by a Loan Party and not cover any of the outstanding capital stock of such Foreign Subsidiary if it is directly or indirectly owned by another Foreign Subsidiary; and

(B)within 30 days after such request, take, and cause such Subsidiary (other than any Foreign Subsidiary) or such parent (other than any Foreign Subsidiary) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments and security agreements delivered pursuant to this
Section 5.01(k), enforceable against all third parties in accordance with their terms;

(iv)Within 60 days after such formation, acquisition or request, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Agent as to the guaranties, mortgages, pledges, assignments and security agreements referred to in clauses (i), (ii) and (iii) above being the legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms and as to such other matters as the Agent may reasonably request; and

(v)At any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, the guaranties, mortgages, pledges, assignments and security agreements referred to in clauses (i),
(ii) and (iii) above.

(l)Conditions Subsequent. Deliver to the Agent, in form and substance satisfactory to the Agent and in sufficient copies for each Lender Party, as soon as possible and in any event within 60 days after the Initial Extension of Credit (or such later date as may be agreed by Crompton Corp. and the Agent or such later date otherwise provided below):

(i)acknowledgment copies of proper financing statements, duly filed under the Uniform Commercial Code of all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(ii)completed requests for information, listing the financing statements referred to in clause (i) above and all other effective financing statements filed in the jurisdictions referred to in clause (i) above that name any Loan Party as debtor, together with copies of such financing statements,

(iii)(A) evidence that such action as the Agent may deem necessary or desirable in order to perfect and protect the Liens created under the Crompton Security Agreement on the capital stock held by any Crompton Borrower or Crompton Guarantor in any of its Foreign Subsidiaries that are Material Subsidiaries has been taken, and (B) at the sole discretion of the Agent, evidence that such actions as the Agent may deem necessary or desirable in order to perfect and protect the Liens created under the Crompton Security Agreement on the capital stock held by any Crompton Borrower or Crompton Guarantor in any of its Foreign Subsidiaries that are not Material Subsidiaries; provided that in any event such Liens shall cover not more than 66% of the outstanding capital stock of Foreign Subsidiaries directly owned by such Loan Party and shall not cover any capital stock of any Foreign Subsidiary directly or indirectly owned by a Foreign Subsidiary,

(iv)evidence that all other action as the Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents has been taken, and

(v)within 90 days after the date hereof, (A) cause (1) Crompton & Knowles I.P.R. Corporation (if it has not already done so) to duly execute and deliver to the Agent a guaranty, in form and substance satisfactory to the Agent, guaranteeing the other Loan Parties' Obligations under the Loan Documents, (2) Crompton & Knowles I.P.R. Corporation (if it has not already done so) to duly execute and deliver to the Agent, a pledge agreement, pledging the intercompany Debt owed to Crompton & Knowles I.P.R. Corporation, in form and substance satisfactory to the Agent, securing payment of its Obligations under the Loan Documents and constituting Liens on all such properties and (3) each direct and indirect parent of Crompton & Knowles I.P.R. Corporation to duly execute and deliver to the Agent, a pledge agreement, pledging the capital stock of Crompton & Knowles I.P.R. Corporation, in form and substance satisfactory to the Agent, securing payment of its Obligations under the Loan Documents and constituting Liens on all such properties or (B) fully dissolve and liquidate the assets of Crompton & Knowles I.P.R. Corporation (if it has not already done so).

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Borrower will, at any time:

(a)Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

(i)Liens created under the Loan Documents;

(ii)with respect to any Person, all of the following
(collectively, the "Permitted Liens"):

(A)pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States Government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or for charges relating thereto (including, without limitation, interest, penalties and certain other similar charges) or import duties or for the payment of rent;

(B)(x) liens imposed by law, such as carriers', warehousemen's and mechanics' liens or (y) other liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting an appeal or other proceedings for review or otherwise arising out of judicial proceedings to the extent such liens do not constitute an Event of Default;

 (C)liens for taxes, assessments or governmental charges or levies to the extent not required to be paid by Section 5.01(b);
and

  (D)minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt or other extensions of credit and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person.

(iii)Liens existing on the date hereof and described on
Schedule 5.02(a) hereto;

(iv)purchase money Liens upon or in real property or personal property (other than Inventory of Uniroyal Corp. and its Subsidiaries) acquired or held by any Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price); provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under
Section 5.02(b)(iii)(B) at any time outstanding and that any such Debt shall not otherwise be prohibited by the terms of the Loan Documents;

(v)Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iii)(C); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi)Liens on property of a Person existing at the time such Person is merged into or consolidated with any Borrower or any Subsidiary of such Borrower or becomes a Subsidiary of such Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with such Borrower or such Subsidiary or acquired by such Borrower or such Subsidiary;

(vii)Liens arising in connection with any lease permitted under
Section 5.02(c), provided that no such Lien shall extend to or cover any assets other than the assets subject to such lease;

(viii)Liens securing Debt incurred by Foreign Subsidiaries pursuant to Section 5.02(b)(iii)(G) and (H);

(ix)Liens on accounts receivable (and in property securing or otherwise supporting such accounts receivable together with proceeds thereof) of Crompton Corp. and its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries) in connection with a Receivables Securitization;

(x)Liens securing Obligations of Crompton Corp. or any of its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(xi)filings for information purposes only under the Uniform
Commercial Code, as amended, of any state in connection with a lease of property (other than Capitalized Leases); and

(xii)Liens to secure any extension, renewal or replacement (or successive extensions, renewals or replacements) as a whole, or in part, of any Debt secured by any Lien referred to in the foregoing clauses (iii) through (vii), provided that (i) such extended, renewed or replacement Lien shall be limited to all or part of the same type of property that secured the Lien extended, renewed or replaced (plus improvements on such property) and (ii) the Debt secured by such Lien at such time is not increased to an amount in excess of the original principal amount of the Debt secured by such Lien.

(b)Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

(i)in the case of the Borrowers,

(A)Debt of the Uniroyal Borrower in respect of the Seoul
Guaranty, provided that the U.S. dollar equivalent of the amount of such Debt shall not exceed U.S.$5,000,000,

(B)Debt in respect of Interest Rate Swap Agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice in an aggregate notional amount not to exceed
$400,000,000 at any time outstanding,

(C)Debt in respect of Foreign Exchange Agreements designed to hedge against fluctuations in foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice in an aggregate notional amount not to exceed $100,000,000 at any time outstanding, and

(D)Debt owed to Crompton Corp. or to a wholly owned Subsidiary of Crompton Corp, provided that, solely with respect to any Borrower, Guarantor and Uniroyal Chemical Ltd., such Debt (x) shall, to the extent not prohibited by the terms of the Uniroyal Indentures then in effect, constitute Pledged Debt (as defined in the Security Agreement) other than any such Debt owing to any Minor Subsidiary and (y) shall, to the extent not prohibited by the terms of the Uniroyal Indentures then in effect, be evidenced by promissory notes in form and substance satisfactory to the Agent and such promissory notes shall be pledged as security for the Obligations under the Loan Documents of the holder thereof and delivered to the Agent pursuant to the terms of the Security Agreement,

(ii)in the case of any of such Borrower's Subsidiaries (other than any Minor Subsidiary), Debt owed to any Borrower or to a wholly owned Subsidiary of any Borrower, provided that, solely with respect to any Borrower, Guarantor and Uniroyal Chemical Ltd., such Debt (A) shall, to the extent not prohibited by the terms of the Uniroyal Indentures then in effect, constitute Pledged Debt (as defined in the Security Agreement) other than any such Debt owing to any Minor Subsidiary and (B) shall be evidenced by promissory notes in form and substance satisfactory to the Agent and such promissory notes shall be pledged as security for the Obligations under the Loan Documents of the holder thereof and delivered to the Agent pursuant to the terms of the Security Agreement, and

(iii)in the case of the Borrowers and their respective
Subsidiaries (other than any Minor Subsidiary except as provided below),

(A)Debt under the Loan Documents,

(B)Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate, together with Debt referred to in clause
(C) below, $100,000,000 at any time outstanding,

(C)(i) Capitalized Leases not to exceed in the aggregate, together with Debt referred to in clause (B) above, $100,000,000 at any time outstanding and (ii) in the case of Capitalized Leases to which any Subsidiary of any Borrower is a party, Debt of such Borrower of the type described in clause (i) of the definition of "Debt" guaranteeing the Obligations of such Subsidiary under such Capitalized Leases,

(D)the Surviving Debt listed on Part I of Schedule 3.01(d) hereto, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents; provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Surviving Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then market interest rate for companies having a credit standing similar to that of Crompton Corp. at such time, provided still further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus the amount of any redemption premium stipulated in the indenture relating to such Surviving Debt or other reasonable premium paid in connection with any redemption of, or tender offer or exchange offer for, or open market purchase of, such Surviving Debt, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, provided still further that any Debt refinancing the Surviving Debt with respect to the Receivables Securitization listed on
Part I of Schedule 3.01(d) may be incurred up to 6 months after the termination of such Receivables Securitization,

(E)Debt of any Person that becomes a Subsidiary of any Borrower after the date hereof in accordance with the terms of Section 5.02(f) which Debt is existing at the time such Person becomes a Subsidiary of such Borrower (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of such Borrower),

(F)Debt owing to the Daylight Overdraft Bank in respect of any daylight overdraft facility or in connection with any automated clearing house transfers of funds in an aggregate amount outstanding at any time not to exceed $10,000,000 in the case of the Crompton Borrowers and $10,000,000 in the case of the Uniroyal Borrower,

(G)(i)Debt of any Foreign Subsidiary or any of its Subsidiaries incurred for business purposes, provided that the aggregate Debt described in this clause (G) for all such Persons at any one time outstanding shall not exceed the sum of (A) 60% of the book value of Inventory of Foreign Subsidiaries plus (B) 90% of the book value of Receivables of Foreign Subsidiaries plus (C) $100,000,000 and (ii) Debt of any Borrower of the type described in clause (i) of the definition of "Debt" guaranteeing up to 40% of the Obligations of Foreign Subsidiaries outstanding under clause (i) above,

(H)Debt of Foreign Subsidiaries relating to sales of accounts receivable pursuant to Section 5.02(e)(v),

(I)Debt, if any, of Crompton Corp. and its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries and the Minor
Subsidiaries), incurred in connection with a Receivables
Securitization,

(J)short term, unsecured Debt in an aggregate amount not to exceed $75,000,000 at any time outstanding, provided, however, that the aggregate amount of Debt issued or incurred pursuant to this clause (J) and clause (K) shall not exceed in the aggregate $125,000,000 at any time outstanding,

(K)other Debt in an aggregate amount not to exceed $75,000,000 at any time outstanding, provided, however, that the aggregate amount of Debt issued or incurred pursuant to clause (J) and this clause (K) shall not exceed in the aggregate $125,000,000 at any time outstanding,

(L)endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(M)unsecured Debt of Naugatuck in an aggregate amount not to exceed $1,000,000 at any time outstanding, and

(N)intercompany Debt owing to Crompton & Knowles I.P.R.
Corporation in an amount not to exceed $33,000,000 at any time outstanding subject, however, to the provisions of Section
5.01(l)(v).

(c)Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease (including Capitalized Leases) having an original term of one year or more that would cause the direct and contingent liabilities of Crompton Corp. and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $50,000,000 payable in any period of 12 consecutive months; provided, however, that no Minor Subsidiary (other than Naugatuck) shall create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease (including Capitalized Leases).

(d)Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that (i) the Borrowers and their Subsidiaries may consummate the Merger, (ii) Uniroyal Corp. may merge into or consolidate with Crompton Corp., (iii) any Foreign Subsidiary may merge into or consolidate with any other Foreign Subsidiary; (iv) any Foreign Subsidiary may merge into or consolidate with any Domestic Subsidiary, provided that such Domestic Subsidiary shall survive such merger, (v) any Domestic Subsidiary of Crompton Corp. (other than the Borrowers and Uniroyal Corp. and its Subsidiaries) may merge into or consolidate with any other Domestic Subsidiary of Crompton Corp. (other than the Borrowers and Uniroyal Corp. and its Subsidiaries) so long as if any Loan Party is party to such merger or consolidaton, such Loan Party shall survive such merger or consolidation, (vi) any Domestic Subsidiary of Uniroyal Corp. may merge into or consolidate with any other Domestic Subsidiary of Uniroyal Corp. so long as if any Loan Party is party to such merger or consolidation, such Loan Party shall survive such merger or consolidation, (vii) after the Collateral Release Date, any Subsidiary of Crompton Corp. (other than the other Borrowers) may merge into or consolidate with any Borrower or any other Subsidiary of Crompton Corp. so long as if any Borrower is party to such merger or consolidation, such Borrower shall survive such merger or consolidation, (viii) in connection with any acquisition permitted under Section 5.02(f), any Subsidiary of Crompton Corp. may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of Crompton Corp. and (ix) in connection with any sale or other disposition permitted under
Section 5.02(e) (other than clause (ii) thereof), any Subsidiary of Crompton Corp. may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which Crompton Corp. is a party, Crompton Corp. is the surviving corporation.

(e)Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets other than Inventory to be sold in the ordinary course of its business, except:

(i)sales of Inventory in the ordinary course of its business,

(ii)in a transaction authorized by Section 5.02(d) (other than clause (ix) thereof),

(iii)sales of assets and for fair value in an aggregate amount not to exceed $50,000,000 in any Fiscal Year,

(iv)the sale or other disposition of damaged, worn out or obsolete property that is no longer necessary for the proper conduct of the business of Crompton Corp. and its Subsidiaries in the ordinary course of business,

(v)sales of accounts receivable of Foreign Subsidiaries on a basis which is non-recourse to Crompton Corp. and its Subsidiaries (other than any Minor Subsidiary) (which accounts receivable shall at no time exceed 25% of the aggregate accounts receivable of Crompton Corp. and its Consolidated Subsidiaries),

(vi)sales of assets after the Effective Date having an aggregate fair market value of not more than the greater of (A) $100,000,000 and (B) an amount equal to 5% of Consolidated sales of Crompton Corp. and its Subsidiaries since the Effective Date, provided that the Net Cash Proceeds of such asset sales are applied to purchase substantially similar assets (whether by means of an acquisition of stock or assets or otherwise) constituting Investments permitted under Section 5.02(f) or Capital Expenditures permitted under Section 5.02(n) or to prepay permanently Debt of Crompton Corp. or any of its Subsidiaries,

(vii)sales of accounts receivable of Crompton Corp. and its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries and the Minor Subsidiaries) in connection with agreements for limited recourse or non-recourse sales by Crompton Corp. or any of its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries and the Minor Subsidiaries) for cash, provided that (A) any such agreement is of a type and on terms customary for comparable transactions in the good faith judgment of the Board of Directors of Crompton Corp., (B) such agreement does not create any interest in any asset other than accounts receivable (and property securing or otherwise supporting accounts receivable) and proceeds of the foregoing and (C) the Net Cash Proceeds thereof in excess of $25,000,000 shall be applied to the permanent reduction of the Facilities in accordance with Section 2.05(b)(iv) (a "Receivables Securitization"),

(viii)the sale of assets listed in a letter dated the Effective
Date from Crompton Corp. addressed and delivered to the Lender
Parties on or prior to the Effective Date, and

(ix)the transfer of assets among Loan Parties to the extent permitted under Section 5.02(f)(vii).

(f)Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

(i)equity Investments by the Borrowers and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional equity investments in wholly owned Subsidiaries (other than any Minor Subsidiary), which Subsidiaries were in existence on the date hereof;

(ii)loans and advances to employees in the ordinary course of the business of the Borrowers and their Subsidiaries (other than any Minor Subsidiary) as presently conducted in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(iii)Investments by the Borrowers and their Subsidiaries in Cash
Equivalents;

(iv)Investments by the Borrowers in Hedge Agreements permitted under Sections 5.02(b)(i)(B) and (C);

(v)Investments consisting of intercompany Debt permitted under
Section 5.02(b)(i)(D) or (ii);

(vi)Investments existing on the date hereof and described on Part
I of Schedule 5.02(f) hereto;

(vii)Investments consisting of the contribution of assets of (A) any Loan Party to any other Loan Party in an aggregate amount not to exceed $50,000,000 in any Fiscal Year or $100,000,000 in the aggregate after the Effective Date, (B) any Domestic Subsidiary to any Foreign Subsidiary in an aggregate amount not to exceed $25,000,000 in any Fiscal Year or $50,000,000 in the aggregate after the Effective Date, (C) any Foreign Subsidiary to any other Foreign Subsidiary, (D) any Foreign Subsidiary to any Domestic Subsidiary (other than any Minor Subsidiary) and (E) Uniroyal to Uniroyal Chemical Leasing Company, Inc. in an amount not to exceed $100,000,000 in the aggregate after the Effective Date;

(viii) Investments by Crompton Corp. and its Subsidiaries in (A) the joint ventures listed on Part II of Schedule 5.02(f) and other joint ventures and non-wholly owned Subsidiaries in an aggregate amount invested (including, without limitation, assumption of debt, noncompetition arrangements, "earn-outs" and other deferred payment arrangements) not to exceed $50,000,000 and (B) Monochem, Inc. and Rubicon, Inc.; provided that with respect to Investments made under this clause (viii): (1) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom;
(2) any business acquired or invested in pursuant to this clause
(viii) shall be in the same general line of business or substantially related lines of business as the business of Crompton Corp. or such Subsidiary; and (3) immediately after giving effect to the acquisition of a company or business pursuant to this clause (viii), Crompton Corp. shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on the relevant Financial Statements, as though such acquisition had occurred at the beginning of the 12-month period covered thereby, as evidenced by a certificate of the chief financial officer or treasurer of Crompton Corp. furnished to the Lender Parties, demonstrating such compliance;

(ix)other Investments (other than Investments in Minor Subsidiaries) in an aggregate amount invested not to exceed the sum of (A) an amount equal to the aggregate Net Cash Proceeds of any equity issued by Crompton Corp. after the Effective Date and
(B) in any Fiscal Year, an amount equal to Available Cash Flow for such Fiscal Year; provided that with respect to Investments made under this clause (ix): (1) any newly acquired or created Subsidiary of any Borrower or any of its Subsidiaries shall be a wholly owned Subsidiary thereof; (2) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (3) any business acquired or invested in pursuant to this clause (ix) shall be in the same general line of business or substantially related lines of business as the business of such Borrower or any of its Subsidiaries; and (4) immediately after giving effect to the acquisition of a company or business pursuant to this clause
(ix), Crompton Corp. shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on the relevant Financial Statements, as though such acquisition had occurred at the beginning of the 12-month period covered thereby, as evidenced by a certificate of the chief financial officer or treasurer of Crompton Corp. furnished to the Lender Parties, demonstrating such compliance; and

(x)additional equity Investments in Naugatuck and intercompany
Debt incurred by Naugatuck not to exceed $5,000,000 in the aggregate from the date hereof.

(g)Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit any of its Subsidiaries to do any of the foregoing or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of any Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, except that, so long as no Default shall have occurred and be continuing at the time of any action described in clauses (i) and (ii) below or would result therefrom, (i) Crompton Corp. may (A) declare and pay dividends and distributions payable only in common stock of Crompton Corp., (B) issue and sell shares of its capital stock,
(C) purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights and (D) declare and pay cash dividends to its stockholders and purchase, redeem, retire or otherwise acquire shares of its own outstanding capital stock for cash in an amount not to exceed in the Fiscal Year ending on or about December 31, 1996, $15,000,000, and in any Fiscal Year thereafter the greater of (I) $15,000,000 and (II) 50% of Consolidated net income of Crompton Corp. and its Subsidiaries for the immediately preceding Fiscal Year computed in accordance with GAAP, and (ii) any Subsidiary of Crompton Corp. may (A) declare and pay cash dividends to any Borrower (including, without limitation, the declaration and payment of cash dividends by Uniroyal to Uniroyal Corp.) and (B) declare and pay cash dividends to any other wholly owned Subsidiary of any Borrower of which it is a Subsidiary.

(h)Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

(i)Charter Amendments. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws in any material respect.

(j)Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or (ii) Fiscal Year, except in each case, as necessary to make such Fiscal Year the same with respect to Uniroyal Corp. and Crompton Corp.

(k)Amendment, Etc. of Related Documents. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document, in each case that would impair in any material respect the value of the interest or rights of any Borrower thereunder or that would impair the rights or interests of the Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(l)Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Secured Parties, (ii) in connection with any Surviving Debt, any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt in accordance with Section 5.02(b)(iii)(D) (to the extent the agreement or instrument evidencing such Surviving Debt contained such a provision or agreement) and any Debt outstanding on the date such Subsidiary first becomes a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary) or (iii) in connection with any lease permitted under Section 5.02(c) solely to the extent that such lease prohibits a Lien on the lease or the property subject to such lease.

(m)Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

(n)Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by Crompton Corp. and its Subsidiaries in any period set forth below to exceed the amount set forth below for such period.

Fiscal Year Ending On or About                    Amount

December 31, 1996                                $100,000,000
December 31, 1997                                $100,000,000
December 31, 1998                                $110,000,000
December 31, 1999                                $110,000,000
December 31, 2000                                $110,000,000
December 31, 2001
     and thereafter                              $110,000,000

plus, for each Fiscal Year set forth above, an amount equal to
(i) the excess, if any, of the amount set opposite the immediately preceding Fiscal Year over the aggregate amount of such Capital Expenditures actually made during such Fiscal Year (other than pursuant to clause (ii) below), provided that any Capital Expenditures made in any Fiscal Year shall be applied first against any amount permitted to be carried over from the immediately preceding Fiscal Year and (ii) the amount of any Net Cash Proceeds received with respect to the sale, lease, transfer or other disposition of assets pursuant to Section 5.02(e)(vi), solely to the extent such Net Cash Proceeds are not used to make Investments permitted under Section 5.02(f) or to prepay permanently Debt of Crompton Corp. or any of its Subsidiaries, provided that such amount of Net Cash Proceeds shall not be carried over to any subsequent Fiscal Year pursuant to clause (i) above.

(o)  Minor Subsidiaries.  Permit any Minor Subsidiary (other than
Naugatuck Treatment Company) to enter into or conduct any business or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to any Borrower and its Subsidiaries under Section 5.01 and this Section 5.02).

     SECTION 5.03.  Reporting Requirements.  So long as any
Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, Crompton Corp. will furnish to the Agent and the Lender Parties:

(a) Default Notice. As soon as possible and in any event within five days after any Responsible Officer of any Borrower becomes aware of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer, treasurer or chief accounting officer of such Borrower setting forth details of such Default and the action that such Borrower has taken and proposes to take with respect thereto.

(b) Quarterly Financials. As soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, Consolidated and, to the extent otherwise available, consolidating balance sheets of Crompton Corp. and its Subsidiaries and Consolidated balance sheets of Uniroyal Corp. and its Subsidiaries, in each case, as of the end of such quarter and Consolidated and, to the extent otherwise available, consolidating statements of income and a Consolidated statement of cash flows of Crompton Corp. and its Subsidiaries and Consolidated statements of income and of cash flows of Uniroyal Corp. and its Subsidiaries, in each case, for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and, to the extent otherwise available, consolidating statements of income and a Consolidated statement of cash flows of Crompton Corp. and its Subsidiaries and Consolidated statements of income and of cash flows of Uniroyal Corp. and its Subsidiaries, in each case, for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or treasurer of such Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Agent of the computations used by Crompton Corp. in determining compliance with the covenants contained in Sections 5.04(a) and (b), provided that in the event of any change in GAAP used in the preparation of such financial statements, Crompton Corp. shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(c) Annual Financials. As soon as available and in any event within 95 days after the end of each Fiscal Year, a copy of the annual report for such year for Crompton Corp. and its Subsidiaries, including therein a Consolidated balance sheet of Crompton Corp. and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of Crompton Corp. and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of KPMG Peat Marwick LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, and a Consolidated and, to the extent otherwise available, consolidating balance sheets of Crompton Corp. and Uniroyal Corp. and their respective Subsidiaries as of the end of such Fiscal Year and Consolidated and, to the extent otherwise available, consolidating statements of income and a Consolidated statement of cash flows of Crompton Corp. and Uniroyal Corp. and their respective Subsidiaries for such Fiscal Year, all in reasonable detail and duly certified by the chief financial officer or treasurer of such Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of Crompton Corp. and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.04(a) and (b), provided that in the event of any change in GAAP used in the preparation of such financial statements, Crompton Corp. shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and
(iii) a certificate of the chief financial officer or treasurer of each Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower has taken and proposes to take with respect thereto.
(d) Annual Forecasts. As soon as available and in any event no later than 30 days after the end of each Fiscal Year, forecasts prepared by management of Crompton Corp. and Uniroyal Corp., in form satisfactory to the Agent, of balance sheets, income statements and cash flow statements for Crompton Corp. and its Subsidiaries, Uniroyal Corp. and its Subsidiaries and Crompton Corp. and its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries) on an annual basis for the Fiscal Year following such Fiscal Year then ended and for each Fiscal Year thereafter until the Termination Date.

(e) Annual Budget. As soon as available and in any event within 30 days after the end of each Fiscal Year, an annual budget for Crompton Corp. and its Subsidiaries, Uniroyal Corp. and its Subsidiaries and Crompton Corp. and its Subsidiaries (other than Uniroyal Corp. and its Subsidiaries), prepared by management of Crompton Corp. and Uniroyal Corp. consisting of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year then ended in form and substance satisfactory to the Agent.

(f) ERISA Events and ERISA Reports. (i) Promptly and in any event within 15 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer or treasurer of Crompton Corp. describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) promptly and in any event within two days after the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(g) Plan Terminations. Promptly and in any event within three Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(h) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(i) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii).

  (j) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(k), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on
Schedule 3.01(f).

   (k) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its outside stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

   (l) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(m) Agreement Notices. Promptly upon receipt thereof, copies of all notices of any default or breach and all other material requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or indenture, loan or credit or similar agreement and, from time to time upon request by the Agent, such information and reports regarding the Related Documents as the Agent may reasonably request.

(n) Revenue Agent Reports. Within 10 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which Crompton Corp. is a member aggregating $3,000,000 or more.

(o) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(p) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Lender Party (through the Agent) may from time to time reasonably request.

   SECTION 5.04. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, Crompton
Corp. will:

  (a) Leverage Ratio. Maintain at the end of each fiscal quarter of Crompton Corp. a Total Debt/EBITDA Ratio of not more than the amount set forth below for each Rolling Period set forth below:


Rolling Period Ending On or About                       Ratio

September 30, 1996                                     4.00:1.0
December 31, 1996                                      4.00:1.0
March 31, 1997                                         4.00:1.0
June 30, 1997                                          4.00:1.0
September 30, 1997                                     3.75:1.0
December 31, 1997                                      3.75:1.0

March 31, 1998                                         3.75:1.0
June 30, 1998                                          3.50:1.0
September 30, 1998                                     3.50:1.0
December 31, 1998                                      3.50:1.0

March 31, 1999                                         3.25:1.0
June 30, 1999                                          3.00:1.0
September 30, 1999                                     3.00:1.0
December 31, 1999                                      3.00:1.0

March 31, 2000                                         3.00:1.0
June 30, 2000                                          3.00:1.0
September 30, 2000                                     3.00:1.0
December 31, 2000                                      3.00:1.0

March 31, 2001                                         3.00:1.0
June 30, 2001
    thereafter                                         3.00:1.0

(b)Interest Coverage Ratio. Maintain at the end of each fiscal quarter of Crompton Corp. an Interest Coverage Ratio of not less than the amount set forth below for each Rolling Period set forth below:

Rolling Period Ending On or About                        Ratio

September 30, 1996                                      2.50:1.0
December 31, 1996                                       2.50:1.0
March 31, 1997                                          2.50:1.0
June 30, 1997                                           2.50:1.0
September 30, 1997                                      2.75:1.0
December 31, 1997                                       2.75:1.0
March 31, 1998                                          2.75:1.0
June 30, 1998                                           2.75:1.0
September 30, 1998                                      2.75:1.0
December 31, 1998                                       3.00:1.0

March 31, 1999                                          3.00:1.0
June 30, 1999                                           3.00:1.0
September 30, 1999                                      3.25:1.0
December 31, 1999                                       3.25:1.0

March 31, 2000                                          3.50:1.0
June 30, 2000                                           3.50:1.0
September 30, 2000                                      3.50:1.0
December 31, 2000                                       3.50:1.0

March 31, 2001                                          3.50:1.0
June 30, 2001
   and thereafter                                       3.50:1.0


                         ARTICLE VI

                      EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events
("Events of Default") shall occur and be continuing:

(a) (i) any Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) any Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five days after the same becomes due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan
Document shall prove to have been incorrect in any material respect when made; or

(c) any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e),
(k) or (l), 5.02, 5.03(a) or 5.04; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 15 days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to Crompton Corp. by the Agent or any Lender Party; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal or notional amount of at least $10,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(g) if and to the extent that the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof so long as such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(h)any non-monetary judgment or order shall be rendered against any Loan Party or any of its Material Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(k) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j)any Collateral Document after delivery thereof pursuant to
Section 3.01 or 5.01(k) shall for any reason (other than pursuant to the terms thereof or as a result of action taken or failure to take action by the Agent or any Lender Party) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(k)(i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Crompton Corp. (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of Crompton Corp.; or
(ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of Crompton Corp. shall cease for any reason to constitute a majority of the board of directors of Crompton Corp. (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by 66-2/3% of the remaining members of the board of directors of Crompton Corp. or
(y) nominated for election by a majority of the remaining members of the board of directors of Crompton Corp. and thereafter elected as directors by the shareholders of Crompton Corp.); or
(iii) Crompton Corp. shall at any time for any reason cease to be the record and beneficial owner of 100% of the capital stock of the other Borrowers; or

(l)(i) any ERISA Event shall have occurred with respect to a Plan; (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist exceeds $10,000,000; and (iii) such ERISA Events (considered in the aggregate) are reasonably likely to result in obligations on the part of the Loan Parties to make payments in the aggregate in excess of $10,000,000 in any given calendar year; or

(m)any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), requires payments exceeding $10,000,000 in any given calendar year; or

(n)any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Commitment of each Lender Party and the obligation of each Appropriate Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Working Capital Lender pursuant to Section 2.03(c) and Swing Line Advances by a Working Capital Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and
(ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Subsidiaries under the Federal Bankruptcy Code, (x) the Commitment of each Lender Party and the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Working Capital Lender pursuant to Section 2.03(c) and Swing Line Advances by a Working Capital Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent shall at the request, or may with the consent, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers jointly and severally agree to, pay to the Agent on behalf of the Lender Parties in same day funds at the Agent's office designated in such demand, for deposit in the relevant L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Agent determines that any funds held in such L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers jointly and severally agree to, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in such L/C Cash Collateral Account, an amount equal to the excess of
(a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in such L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim.

SECTION 6.03. Actions in Respect of Working Capital B-1 Commitments Reserved Pursuant to Section 2.01(g). If, at any time and from time to time, any Working Capital B-1 Commitments are reserved pursuant to Section 2.01(g) and either (i) an Event of Default shall have occurred and be continuing or (ii) the Termination Date shall have occurred, then, upon the occurrence of any of the events described in clause (i) or (ii) above, Citibank may, whether in addition to the taking by the Agent of any of the actions described in Section 6.01 or 6.02 or otherwise, make demand upon the Uniroyal Borrower to, and forthwith upon such demand the Uniroyal Borrower will, pay to Citibank in same day funds at Citibank's office designated in such demand, for deposit in a special cash collateral account to be maintained in the name of Citibank Seoul and under the sole dominion and control of Citibank at such place as shall be designated by Citibank, an amount equal to the Seoul Guaranty Amount on the date of such demand.


                                ARTICLE VII

                                THE AGENT

SECTION 7.01. Authorization and Action. Each Lender Party (in its capacities as a Lender, a Swing Line Bank (if applicable), an Issuing Bank (if applicable) and, on behalf of itself and its Affiliates, a potential Hedge Bank) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender Party prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07;
(b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Citicorp and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, Citicorp shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Agent; and the term "Lender Party" or "Lender Parties" shall, unless otherwise expressly indicated, include Citicorp in its individual capacity. Citicorp and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if Citicorp were not the Agent and without any duty to account therefor to the Lender Parties.
SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse the Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 8.04, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrowers. For purposes of this
Section 7.05(a), the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to their respective Working Capital Commitments at such time. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party's Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this Section 7.05(a) to the extent of the amount of such Defaulted Advance. The failure of any Lender Party to reimburse the Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Party to the Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Agent for such other Lender Party's ratable share of such amount.

(b)Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrowers. For purposes of this Section 7.05(b), the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to their respective Working Capital Commitments at such time. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party's Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this
Section 7.05(b) to the extent of the amount of such Defaulted Advance. The failure of any Lender Party to reimburse such Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Issuing Bank as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Issuing Bank for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Issuing Bank for such other Lender Party's ratable share of such amount.

(c)Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. The Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrowers and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent as to such of the Facilities as to which the Agent has resigned or been removed, subject, so long as no Default shall have occurred and be continuing, to the consent of Crompton Corp., such consent not to be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, subject, so long as no Default shall have occurred and be continuing, to the consent of Crompton Corp., such consent not to be unreasonably withheld or delayed, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to less than all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Agent with respect to the Letter of Credit Facility) and payments by the Borrowers in respect of such Facilities, and the retiring Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. After any retiring Agent's resignation or removal hereunder as Agent as to all of the Facilities, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to any Facilities under this Agreement.


                               ARTICLE VIII

                               MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that
(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02,
(ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) reduce or limit the obligations of any Guarantor under Section 1 of the Guaranty to which it is a party or otherwise limit such Guarantor's liability with respect to the Obligations owing to the Agent and the Lender Parties, (iv) release all or substantially all of the Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on all or substantially all of the Collateral in any transaction or series of related transactions to secure any Obligations other than Obligations owing to the Secured Parties under the Loan Documents and other than Debt owing to any other Person, provided that, in the case of any Lien on all or substantially all of the Collateral to secure Debt owing to any other Person, (A) such Lien shall be subordinated to the Liens created under the Loan Documents on terms acceptable to the Required Lenders and (B) the Required Lenders shall otherwise permit the creation, incurrence, assumption or existence of such Lien and, to the extent not otherwise permitted under Section 5.02(b), of such Debt,
(v) amend this Section 8.01, or (vi) limit the liability of any Loan Party under any of the Loan Documents and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has a Commitment under any Working Capital Facility if affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender,
(iii) postpone any date fixed for any payment or prepayment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender or
(iv) change the order of application of any prepayment set forth in Section 2.06 in any manner that materially affects such Lender; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to the Borrowers, addressed both c/o Crompton Corp. at its address at One Station Place, Metro Center, Stamford, CT 06902, Attention:
Chief Financial Officer and c/o Uniroyal Corp. at its address at World Headquarters, Benson Road, Middlebury, CT 06749,
Attention: Chief Financial Officer; if to any Initial Lender or any Initial Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; and if to the Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Robert Kosian; or, as to the Borrowers or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent. All such notices and communications shall (a) when mailed, be effective three Business Days after the same is deposited in the mails, (b) when mailed for next day delivery by a reputable freight company or reputable overnight courier service, be effective one Business Day thereafter, and (c) when sent by telegraph, telecopier or telex, be effective when the same is confirmed by telephone, telecopier confirmation or return telecopy or telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. Delivery of a notice from any Borrower pursuant to Section 5.03(a) shall be deemed, solely with respect to such Section, notice from all Borrowers.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender Party or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrowers jointly and severally agree to pay on demand (i) all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Agent and the Lender Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Agent and each Lender Party with respect thereto).

(b)The Borrowers jointly and severally agree to indemnify and hold harmless the Agent, each Lender Party and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Merger and any of the other transactions contemplated hereby) by Crompton Corp. or any of its Subsidiaries or Affiliates of all or any portion of the stock or substantially all the assets of Uniroyal Corp. or any of its Subsidiaries or
(ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of any investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers also jointly and severally agree not to assert any claim against the Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby.

(c)If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to
Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by Crompton Corp. pursuant to Section 8.07(a), such Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Agent or any Lender Party, in its sole discretion, and will result in an increase in the amount owing by such Loan Party to the Agent or such Lender Party.

(e)Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.10 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by
Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender Party agrees promptly to notify any Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its respective Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and the Agent and when the Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender and such Initial Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent and each Lender Party and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 8.07. Assignments and Participations. (a) Each Lender may (and, so long as no Default shall have occurred and be continuing, if demanded by Crompton Corp. (following a demand by such Lender pursuant to Section 2.10 or 2.12 or if such Lender shall be a Defaulting Lender) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of all of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $20,000,000 or, if the aggregate amount of the Commitment of such assigning Lender is less than 20,000,000, all of such Lender's Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by Crompton Corp. pursuant to this
Section 8.07(a) shall be arranged by Crompton Corp. after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement and the other Loan Documents or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement and the other Loan Documents, (v) no Lender shall be obligated to make any such assignment as a result of a demand by Crompton Corp. pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the applicable Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) no such assignments shall be permitted without the consent of the Agent until the Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, and (vii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500.

(b)Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (y) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's or Issuing Bank's rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).
(c)By executing and delivering an Assignment and Acceptance, the Lender Party assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)The Agent shall maintain at its address referred to in
Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, each Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under a Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto, as the case may be.

f)Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank's rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(g)Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

(h)Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender Party by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.
(i)Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.09. No Liability of the Issuing Banks. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:
(a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or
(d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the relevant Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.10. Release of Collateral. As soon as practicable after the Collateral Release Date, the Agent shall, at the expense of the Borrowers, execute and deliver to Crompton Corp. such documents as Crompton Corp. shall reasonably request to evidence the release of the Collateral from the liens and security interest created under the Collateral Documents.

SECTION 8.11. Confidentiality. Neither the Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of Crompton Corp., other than (a) to the Agent's or such Lender Party's Affiliates and their officers, directors, partners, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, provided that, other than with respect to Confidential Information otherwise permitted to be disclosed pursuant to clause (d) below, the Agent or such Lender Party shall, unless prohibited by applicable law or regulation or court order, give notice to Crompton Corp. of any such requirement to disclose such Confidential Information, and, if practicable, such notice shall be given prior to such disclosure, provided, however, that the failure to give such notice shall not prohibit such disclosure, (c) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrowers received by it from such Lender Party and (d) as requested or required by any state, federal or foreign authority or examiner or the National Association of Insurance Commissioners or any state or federal authority regulating such Lender Party.

SECTION 8.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.13. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.14. Waiver of Jury Trial. Each of the Borrowers, the Agent and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CROMPTON & KNOWLES
 CORPORATION


By /s/Peter Barna/Charles J. Marsden
    Title:


CROMPTON & KNOWLES COLORS
 INCORPORATED


By /s/Peter Barna
  Title:


DAVIS-STANDARD CORPORATION


By /s/Peter Barna
    Title:


INGREDIENT TECHNOLOGY
   CORPORATION


By /s/Peter Barna
   Title:


UNIROYAL CHEMICAL COMPANY,
   INC.


By /s/Frank Manganella
  Title: Treasurer

CITICORP SECURITIES, INC.,
   as Arranger


By /s/Robin F. Lenna
    Title:


CITICORP USA, INC., as Agent


By /s/Keith R. Karoko
    Title:


THE CHASE MANHATTAN BANK,
   as Managing Agent


By /s/Robert Sacks
   Title:


Initial Lenders


CITICORP USA, INC.


By /s/Keith R. Karoko
   Title:


THE CHASE MANHATTAN BANK


By /s/Robert Sacks
   Title:


ABN AMRO BANK, N.V., NEW YORK
   BRANCH


By /s/Nancy W. Lanzoni
    Title: Nancy W. Lanzoni, Group VP

By /s/David W. Stack
    Title: David W. Stack, Assistant VP


BANCA COMMERCIALE ITALIANA -
   NEW YORK BRANCH


By /s/Charles Dougherty
   Title: Vice President
By /s/Brian Carlson
    Title: Assistant Vice President


BANK OF AMERICA ILLINOIS
By /s/Wendy L. Loring
    Title: Wendy L. Loring, Vice President


THE BANK OF NEW YORK

By /s/David P. Judge
    Title: Vice President

BANK OF BOSTON CONNECTICUT


By /s/Joann Keller
   Title: Senior Vice President


BHF - BANK AKTIENGESELLSCHAFT


By /s/Linda Pace
   Title: AVP


CIBC, INC.


By /s/Judy Domowski
    Title:


CORESTATES BANK, N.A.


By /s/Brian M. Haley
    Title: Vice President


CREDIT LYONNAIS NEW YORK BRANCH


By /s/John Oberle
   Title: Vice President


FIRST UNION NATIONAL BANK


By /s/Robert Waters
    Title: Vice President


FLEET NATIONAL BANK


By /s/Robert C. Rubino
    Title: Vice President


SOCIETE GENERALE


By /s/Salvatore Galatiota
    Title: First Vice President


TORONTO DOMINION (NEW YORK), INC.


By /s/Jorge Garcia
    Title: Vice President


Initial Issuing Banks


CITIBANK, N.A.


By /s/Robin F. Lenna
    Title:


BANK OF BOSTON CONNECTICUT


By /s/Joanne Keller
    Title: Senior Vice President